CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ARLO TECHNOLOGIES, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARLO TECHNOLOGIES, INC. IF PUBLICLY DISCLOSED.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
between
ARLO TECHNOLOGIES, INC.
and
VERISURE S.À.R.L.
Dated as of November 4, 2019

041945-0421-16469-Active.32193681.1

041945-0421-16469-Active.32469333.2        11/01/2019 8:39 PM
041945-0421-16469-Active.32469333.4        11/03/2019 10:00 AM

041945-0421-16469-Active.32469333.6        11/04/2019 9:06 AM
041945-0421-16469-Active.32469333.8        11/04/2019 1:56 PM

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION    1

1.1	Definitions 1

1.2	Rules of Construction 14
ARTICLE II PURCHASE AND SALE; ASSUMPTION OF LIABILITIES    15

2.1	Purchase and Sale of the Transferred Assets 15

2.2	Transferred Liabilities; Retention by Seller of Excluded Liabilities 15

2.3	Consent to Assignment 15

2.4	Local Transfer Agreements 16
ARTICLE III PURCHASE PRICE AND ADJUSTMENTS    17

3.1	Purchase Price 17

3.2	Determination of Estimated Purchase Price 17

3.3	Post-Closing Adjustment of Estimated Purchase Price 18

3.4	Allocation of Estimated Purchase Price 20

3.5	Withholding 21
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    21

4.1	Corporate Existence 21

4.2	Corporate Authority 21

4.3	No Conflicts; Governmental Approvals and Consents 22

4.4	Financial Information. 22

4.5	Absence of Changes 23

4.6	Sufficiency of Assets 23

4.7	Title to Transferred Assets; Properties. 23

4.8	Transferred Business Contracts. 23

4.9	Litigation 24

4.10	Compliance with Laws 24

4.11	Anti-Corruption; International Trade 24

4.12	Intellectual Property 25

4.13	Privacy and Data Security. 26

4.14	Product Liability 27

4.15	Tax Matters 27

4.16	Benefit Plans 27

4.17	Labor Matters 28

4.18	Transferred Real Property 29

4.19	Environmental Matters 29

4.20	Affiliate Agreements 30

4.21	Distributors 30

4.22	Brokers and Other Advisors. 30

4.23	No Other Representations or Warranties 30

-i-

ARTICLE V REPRESENTATIONS OF PURCHASER    31

5.1	Corporate Existence 31

5.2	Corporate Authority 31

5.3	Governmental Approvals and Consents 32

5.4	Litigation 32

5.5	Financial Capacity 32

5.6	Brokers and Other Advisors 32

5.7	Employee Consultations 32

5.8	Acknowledgments by Purchaser. 33
ARTICLE VI AGREEMENTS OF PURCHASER AND SELLER    33

6.1	Conduct of the Business 33

6.2	Investigation of Business 36

6.3	Necessary Efforts; No Inconsistent Action 36

6.4	Public Disclosures; Confidentiality 38

6.5	Access to Records 39

6.6	Employee Relations and Benefits 40

6.7	Non-Competition 45

6.8	Non-Solicitation; No-Hire 46

6.9	Non-Disparagement 47

6.10	Tax Matters 47

6.11	Mail Handling 49

6.12	Wrong Pockets 49

6.13	Release of Liens; Accounts Payable 50

6.14	Shared Contracts. 50

6.15	No Solicitation of Business Acquisition Proposals; Notice of Arlo Acquisition Transaction 51

6.16	Intellectual Property 51

6.17	Business Materials 52

6.18	Changes to the Transition Services Agreement. 52

6.19	Right of First Offer 53

6.20	Transaction Litigation. 54

6.21	Customer Notifications. 54

6.22	French Call Option. 55

6.23	Purchaser Replication of IT Infrastructure 56

6.24	Restricted Contracts 56
ARTICLE VII CONDITIONS TO CLOSING    57

7.1	Conditions Precedent to Obligations of Purchaser and Seller and the Other Selling Entities 57

7.2	Conditions Precedent to Obligation of Purchaser 57

7.3	Conditions Precedent to Obligation of Seller and the Other Selling Entities 58
ARTICLE VIII CLOSING    58

8.1	Closing Date 58

8.2	Purchaser Obligations 59

-ii-

8.3	Seller Obligations 59
ARTICLE IX INDEMNIFICATION    60

9.1	Survival 60

9.2	Indemnification by Seller 60

9.3	Indemnification by Purchaser 61

9.4	Limitations on Indemnification 61

9.5	Indemnification Procedures 63

9.6	Mitigation 66

9.7	Treatment of Indemnification Payments 66
ARTICLE X TERMINATION    66

10.1	Termination Events 66

10.2	Effect of Termination 67
ARTICLE XI MISCELLANEOUS    67

11.1	Notices 67

11.2	Bulk Transfers 68

11.3	Severability 68

11.4	Further Assurances; Further Cooperation 68

11.5	Counterparts 68

11.6	Expenses 69

11.7	Assignment; Successors and Assigns 69

11.8	Amendment; Waiver 69

11.9	Remedies 69

11.10	Third Parties 70

11.11	Governing Law 70

11.12	Consent to Jurisdiction; Waiver of Jury Trial 70

11.13	Disclosure Schedules 71

11.14	Entire Agreement 71

11.15	Non-Recourse 72

11.16	No Joint Venture 72

11.17	Section Headings; Table of Contents 73

-iii-

EXHIBITS AND SCHEDULES
Exhibit A    – Excluded Assets
Exhibit B    – Excluded Liabilities
Exhibit C    – Transferred Assets
Exhibit D    – Transferred Liabilities
Exhibit E    – Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit F    – Form of Transition Services Agreement
Exhibit G    – Form of Local Transfer Agreement
Exhibit H    – Inventory and Net Working Capital
Schedule 6.1(a)(xiv) – Restricted Contracts
Schedule 6.2(a)    – Certain Personnel
Schedule 6.3(b)    – Competition Filing Jurisdictions
Schedule 6.21    – Notice of Variation
Schedule 6.22(b)(i) – French Call Option Notice
Schedule 7.2(f)    – Certain Novations and Consents

-iv-

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is dated as of November 4, 2019 (the “Agreement”), between Arlo Technologies, Inc., a Delaware corporation (“Seller”), and Verisure S.À.R.L., a Swiss limited liability company (“Purchaser”) (each, a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement shall have the meanings indicated in Section 1.1.
W I T N E S S E T H:
WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, the Business;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Purchaser’s execution of this Agreement, the Parties have executed and delivered that certain Supply Agreement (the “Supply Agreement”) pursuant to which (i) Purchaser will become the exclusive distributor of Arlo Catalog Products (as defined in the Supply Agreement) in the Territory for all channels, and non-exclusively distribute Arlo Catalog Products through and in connection with the sale of products and services of Purchaser’s security business anywhere in the world and (ii) Seller agrees to provide certain services to Purchaser upon the termination of the Supply Agreement or upon the occurrence of certain events;
WHEREAS, Seller owns, directly or indirectly, certain Assets used in the conduct of the Business;
WHEREAS, Purchaser desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer, convey, assign and deliver the Transferred Assets and the Transferred Liabilities of the Business to Purchaser, upon the terms and subject to the conditions specified in this Agreement; and
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
DEFINITIONS AND RULES OF CONSTRUCTION
1.1    Definitions.
Unless otherwise provided herein, capitalized terms used in this Agreement shall have the following meanings:
    “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing; provided, that, notwithstanding anything to the contrary herein, except with respect to the provisions of Section 6.19 and Section 9.2, in no event shall Hellman & Friedman LLC, GIC Private Limited or Corporación Financiera Alba, S.A. (or of any other direct or indirect shareholder of Purchaser from time to time, which is a professional financial investor) or any investment fund or vehicle affiliated with any of them (each of the foregoing in this proviso, a “Sponsor”), or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any of the foregoing (other than Shield Luxco 2 S.à r.l. or any of its Subsidiaries), be deemed, treated or considered to be an Affiliate of Purchaser (or, in each case, vice versa).
“Affiliate Agreement” shall mean all Contracts (x) between members of the Seller Group or (y) between a member of the Seller Group, on the one hand, and any directors or officers of the Seller Group, on the other hand, excluding employment agreements and indemnity agreements.
“Agreement” shall have the meaning set forth in the Recitals to the Agreement.
“Anti-Corruption Laws” shall mean all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the FCPA and the UK Bribery Act of 2010.
“Applicable Transfer Date” shall have the meaning as set forth in Section 6.6(a)(ii).
“Acqurier” shall have the meaning set forth in Section 6.7(b).
“Arlo Acquisition Transaction” shall mean any transaction or series of transactions involving, directly or indirectly any (a) issuance or acquisition of 50% or more of the outstanding shares of Seller Common Stock, (b) recapitalization, tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the outstanding shares of Seller Common Stock or (c) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller that if consummated would result in any Person beneficially owning 50% or more of the outstanding shares of Seller Common Stock.
“Assets” shall mean, with respect to any Person, all assets, properties, rights and claims of every nature, kind and description, tangible and intangible, owned or leased or licensed, wheresoever located and whether or not carried or reflected on the books or records of such Person.
“Assumed Benefit Plan” shall mean each Benefit Plan (or portion thereof) that (i) Purchaser or any of its Affiliates is required to assume under applicable Law, or (ii) is listed on Section 1.1(i) of the Disclosure Schedules.
“Assumed Employee-Related Liabilities” shall have the meaning set forth in Section 6.6(g)(ii).
“Audited Seller Group Financial Statements” shall have the meaning set forth in Exhibit H.
“Award” shall have the meaning set forth in Section 6.6(b).
“Award Agreement” shall have the meaning set forth in Section 6.6(b).
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.2.
“Beckmann Liabilities” shall mean all Liabilities relating to any Transferred Employee who was previously a member of the NETGEAR UK Limited Pension Scheme in circumstances governed by TUPE which result from an entitlement (other than statutory entitlement) to payment of enhanced retirement benefits on redundancy or early retirement by reference to employment with Seller, any other Selling Entity, or NETGEAR UK Limited, and whether under the U.K. Pension Plan, Contract of employment or other arrangement.

“Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA or the equivalent applicable Law), whether or not subject to ERISA, and each other employment, change in control, retention, bonus, commission, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, redundancy, termination, disability, death benefit, medical, dental, or other employee compensation and benefit plan, policy, program, agreement or arrangement, in each case, that Seller or its Subsidiaries sponsor, maintain or contribute to (or are required to contribute to) with respect to any Business Employees or have any Liability with respect to, for the benefit of Business Employees and their beneficiaries and dependents.
“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.2(a).
“Books and Records” shall have the meaning set forth in Section 6.5(c).
“Business” shall mean the Seller Group’s distribution, marketing and sales of Seller Group Products and Services in the Territory and any ancillary activities thereto, in each case, as conducted by the Seller Group as of the Closing. Notwithstanding the foregoing, the “Business” does not include (i) any development or manufacturing of any products or services that constitute Seller Group Products and Services (or the exploitation of any Intellectual Property incorporated into or reading on the Seller Group Products and Services); or (ii) Seller’s logistics and shipping business of any such products from the Territory to other jurisdictions, and excludes any Contracts with distributors outside the Territory who sell Seller Group Products and Services through the world wide web.
“Business Acquisition Proposal” means an indication of interest, offer or proposal to acquire, directly or indirectly, (i) the Business, or (ii) all or any substantial portion of the Transferred Assets, in each case, in a single transaction or series of related transactions (whether such acquisition is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise, other than the transactions contemplated by this Agreement or an Arlo Acquisition Transaction).
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, United States of America or Geneva, Switzerland are permitted or required by Law to be closed.
“Business Dissolution” shall have the meaning as set forth in Section 6.19(a).
“Business Distributor” shall have the meaning set forth in Section 4.21.
“Business Employee” shall mean (i) each employee of Seller or any of its Subsidiaries who is engaged wholly or primarily in the provision of services to the Business, (ii) each other employee of Seller or any of its Subsidiaries whose transfer to Purchaser and its Affiliates is required under local Law, and (iii) each other employee of Seller or any of its Subsidiaries who Seller and Purchaser have, prior to the Closing Date, mutually agreed will transfer to Purchaser and its Affiliates; in the case of each of clauses (i) and (ii), each of whom is listed in Section 1.1(ii) of the Disclosure Schedules.
“Business Employee List” shall have the meaning set forth in Section 6.6(m).
“Business Materials” shall have the meaning set forth in Exhibit C.
“Business Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial (or other) condition of the Business and/or the Transferred Assets, taken as a whole; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Business Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Business is operated or in which products of the Business are used or distributed, (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business, (iii) any change resulting from the execution, public announcement, or consummation of the transactions contemplated by, or the performance of obligations under and in compliance with, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Purchaser or its Affiliates, (iv) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Business is conducted or any escalation or worsening of any of the foregoing, (v) any action taken by Purchaser, (vi) any Effect resulting directly or indirectly from the public announcement of this Agreement or the transactions contemplated herein, including any disruption in (or loss of) customer, supplier, service provider, partner or similar relationships or any loss of employees (except that this clause (vi) shall be disregarded for the purposes of the representations and warranties set forth in Section 4.3, Section 4.16(d) and Section 4.22 and the condition set forth in Section 7.2 solely as it relates to such representations and warranties), (vii) any decline in the market price, or change in trading volume, of Seller’s securities or any decline in its credit ratings (except that the underlying causes, facts and circumstances of such decline or change may constitute, or be taken into account in determining whether there is, or has been, a Business Material Adverse Effect) and (viii) any Effects resulting directly or indirectly from (A) the Seller Group’s compliance with the express terms of this Agreement or the other Transaction Documents or the taking of any action expressly required by this Agreement or the other Transaction Documents or (B) any action referred to in Section 6.1 taken by Seller with Purchaser’s prior written consent; provided, however, that the exceptions in clauses (i), (ii) and (iv) shall only be applicable to the extent that such Effects do not have a disproportionate impact on the Business relative to businesses in the same or similar industries as the Business or (b) the ability of Seller and/or its Affiliates, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.
“Business Portion” shall have the meaning set forth in Section 6.14(a).
“Business Sale” shall have the meaning as set forth in Section 6.19(a)
“Change” shall have the meaning set forth in Section 6.18.
“Change Request” shall have the meaning set forth in Section 6.18.
“Closing” shall have the meaning set forth in Section 8.1.
“Closing Balance Sheet” shall have the meaning set forth in Exhibit H.
“Closing Date” shall have the meaning set forth in Section 8.1.
“Closing Statement” shall have the meaning set forth in Section 3.3(c).
“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition Laws” shall mean any antitrust, competition or trade regulation, treaties, conventions, agreements, statutes, rules, regulations, instruments, orders, directives, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.
“Confidentiality Agreement” shall have the meaning set forth in Section 6.2(b)
“Consent” shall have the meaning set forth in Section 6.3(a).
“Contract” shall mean any agreement, contract, subcontract, license, sublicense, lease, indenture, purchaser order or other legally binding commitment or undertaking of any nature.
“Contracting Parties” shall have the meaning set forth in Section 11.15.
“Current Distribution Relation” shall have the meaning set forth in Section 6.7(a)(iii).
“Customer Notices” shall have the meaning set forth in Section 6.21(d).
“Data Room” shall mean the “Aurora” virtual data room operated by Donnelley Financial Solutions.
“Data Sharing Agreement” shall have the meaning set forth in Section 6.5(a).
“Data Subject” shall have the meaning set forth in the GDPR.
“De Minimis Claim” shall have the meaning set forth in Section 9.4(a).
“Deductible” shall have the meaning set forth in Section 9.4(b).
“Deferred Asset” shall have the meaning set forth in Section 2.3(a).
“Deficiency Amount” shall have the meaning set forth in Section 3.3(a).
“Direct Claim” shall have the meaning set forth in Section 9.5(b).
“Disclosure Schedules” shall have the meaning set forth in the first sentence of Article IV.
“Dispute Notice” shall have the meaning set forth in Section 3.3(c).
“Disputed Items” shall have the meaning set forth in Section 3.3(c).
“Dollars” or “$”, when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.
“Effect” shall mean any change, effect, event, occurrence, state of facts or development.
“Effective Time” shall have the meaning set forth in Section 8.1.
“Employee Representative” shall have the meaning set forth in Section 4.17(a).

“Environmental Claim” shall mean any written claim, proceeding, suit, complaint, or notice of violation alleging violation of, or liability under, any Environmental Laws.
“Environmental Laws” shall mean any applicable foreign, federal, state or local Laws, permits, decrees, orders or common law relating to, or imposing standards regarding the protection of the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Statement” shall have the meaning set forth in Section 3.2.
“Estimated Inventory Cost” shall mean Seller’s good faith estimate of Inventory Cost based on the books and records of the Business.
“Estimated Net Working Capital” shall mean Seller’s good faith estimate of Net Working Capital based on the books and records of the Business.
“Estimated Purchase Price” shall mean (i) $50,000,000, plus (ii) the (positive or negative) Estimated Inventory Cost, plus (iii) the (positive or negative) Estimated Net Working Capital, in each case, as set forth in the Estimated Closing Statement.
“Estimated Purchase Price Elements” shall mean, collectively, the following: (i) Estimated Inventory Cost and (ii) Estimated Net Working Capital.
“Excess Amount” shall have the meaning set forth in Section 3.3(a).
“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” shall mean the Assets set forth in Exhibit A.
“Excluded Contracts” shall have the meaning set forth in Exhibit A.
“Excluded Employee-Related Liabilities” shall have the meaning set forth in Section 6.6(g)(i).
“Excluded Liabilities” shall mean the Liabilities set forth in Exhibit B.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Final Closing Statement” shall have the meaning set forth in Section 3.3(f).
“Final Purchase Price” means (i) $50,000,000, plus (ii) the (positive or negative) Inventory Cost, plus (iii) the (positive or negative) Net Working Capital, in each case, as set forth in the Final Closing Statement.
“Final Purchase Price Elements” shall mean, collectively, the following: (i) Inventory Cost and (ii) Net Working Capital.
“Financial Information” shall have the meaning set forth in Section 4.4.

“Fraud” shall mean intentional misrepresentation with respect to the representations and warranties set forth in this Agreement or in any other Transaction Document that constitutes common law fraud under Delaware Law.
“French Assets” shall mean the Assets comprising the portion of the Business conducted by Arlo France S.A.S. in France.
“French Call Option” shall have the meaning set forth in Section 6.22(b)(ii).
“French Consultation Process” shall have the meaning set forth in Section 6.22(b)(i).
“GAAP” shall mean United States generally accepted accounting principles; provided, that solely for purposes of Exhibit H, “GAAP” shall mean such accounting principles as in effect at the date of the Audited Seller Group Financial Information.
“GDPR” shall mean (as the context permits) the EU General Data Protection Regulation (EU 2016/679) or the General Data Protection Regulation as adopted in the UK pursuant to the European Union (Withdrawal Act) 2018.
“Governmental Antitrust Entity” shall mean any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.
“Governmental Authority” shall have the meaning set forth in Section 4.3(b).
“Hazardous Materials” shall mean any material, chemical, emission or substance regulated as or designated by any Governmental Authority to be, radioactive, toxic, hazardous, a pollutant, a waste, a contaminant or otherwise a danger to health, reproduction or the environment, including petroleum, petroleum products and asbestos.
“Held Asset” shall have the meaning set forth in Section 6.12(a).
“Indemnification Claim Notice” shall have the meaning set forth in Section 9.5(a).
“Indemnified Party” shall have the meaning set forth in Section 9.4.
“Indemnifying Party” shall have the meaning set forth in Section 9.4.
“Independent Accountant” shall mean Grant Thornton LLP, or if such firm is unwilling or unable to serve as the Independent Accountant, such other firm of independent accountants of national or international standing to which Seller and Purchaser mutually agree in writing.
“Intellectual Property” shall mean all rights associated with the following: (a) patents and applications therefor, utility models and applications therefor and statutory invention registrations (including any continuations, continuations-in-part, divisionals, reissues, renewals, foreign counterparts or modifications for any of the foregoing); (b) trade secret rights, rights in know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights in works of authorship of any type (including copyrights in software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto; (d) trademarks, trade names, service marks, service names, trade dress rights, domain names, social media identifiers, URLs, IP addresses,

IP address ranges and websites and similar designation of origin, in each case whether registered or unregistered, and all goodwill symbolized thereby and associated therewith (“Trademarks”); and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Intercompany Accounts” shall mean all intercompany accounts between members of the Seller Group.
“Interim Period” shall have the meaning set forth in Section 6.1(a).
“Inventory” shall mean all finished goods inventory (including in transit), all used inventory and all customer support inventory, in each case, of the Business.
“Inventory Cost” shall mean the net dollar amount (which may be either a positive or a negative number) of items classified as “Inventory” as of the Effective Time as determined in accordance with Exhibit H.
“Irish Inventory and Assets” shall have the meaning set forth in Section 2.4(d).
“IRS” shall mean the United States Internal Revenue Service.
“IT Infrastructure” shall mean all IT systems; network or telecommunications equipment and software, including desktop computer software; accounting, finance, human resources and database software; software as a service; general software development and control systems; and tools, environments and other general IT functionality used in the operation of the Business.
“Labor Contract” shall have the meaning set forth in Section 4.17(a).
“Landlord” shall mean a landlord, sublandlord, licensor or other party granting the right to use or occupy Real Property.
“Law” shall mean any law, treaty, statute, ordinance, rule, decree, code or regulation of a Governmental Authority.
“Lease Assignments” shall have the meaning set forth in Section 8.2(c).
“Liabilities” shall mean any liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured.
“Liens” shall mean any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), charge, security interest, adverse claim, option or any restriction or other encumbrance of any kind.
“Local Transfer Agreements” shall have the meaning set forth in Section 8.2(d).
“Losses” shall mean any and all losses, damages, liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses).
“Losses Estimate” shall have the meaning set forth in Section 9.5(a).

“Net Working Capital” shall be the net dollar amount (which may be either a positive or a negative number) of items classified as “Net Working Capital” as of the Effective Time as determined in accordance with Exhibit H.
“NETGEAR Awards” shall have the meaning set forth in Section 6.6(c).
“Non-Business Portion” shall have the meaning set forth in Section 6.14(a).
“Nonparty Affiliates” shall have the meaning set forth in Section 11.15.
“Notification” shall have the meaning set forth in Section 6.10(d).
“Notices of Variation” shall have the meaning set forth in Section 6.21(a).
“Offer” shall have the meaning set forth in Section 6.19(a).
“Omitted Asset” shall have the meaning set forth in Section 6.12(b).
“Order” shall mean any judgment, decree, order, writ, award, assessment, ruling or injunction of a court or other Governmental Authority of competent jurisdiction.
“ordinary course of business” shall mean in the ordinary course of the operation of the Business, consistent with past practices of the Business.
“Outside Date” shall have the meaning set forth in Section 10.1(b).
“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.
“Permits” shall mean any permit, franchise, authorization, license or other consent or approval, waiver, exemption or allowance issued or granted by any Governmental Authority or pursuant to any Law and, for the avoidance of doubt, shall not include Public Use Licenses.
“Permitted Business Sale” shall have the meaning set forth in Section 6.19(c).
“Permitted Liens” shall mean (1) (i) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (A) are being contested in good faith by appropriate proceedings and (B) for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, or notices of commencement or similar filings, arising or incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (iii) original purchase price conditional sales contracts and equipment leases, and related liens and financing statements, with third parties entered into in the ordinary course of business, and (iv) Liens that do not, individually or in the aggregate, materially affect the use of the underlying Transferred Asset for the purpose it is being utilized for by the Seller Group on the Closing Date; and (2) non-exclusive licenses of Trademarks or marketing or advertising materials granted by Seller or its Subsidiaries to customers or distributors in the ordinary course of business.
“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” shall have the meaning set forth in the GDPR.
“Prepaid Benefit Plan Premiums” shall mean all premiums under any Assumed Benefit Plan that, as of the Effective Time, have been prepaid by Seller or its Affiliates.
“Primary Business Assets” shall have the meaning set forth in Section 6.19(d).
“Primary Business Entity” shall have the meaning set forth in Section 6.19(d).
“Proceeding” shall mean any claim, action, arbitration, audit, hearing, inquiry, examination proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.
“Processed/Processing” shall have the meaning set forth in the GDPR.
“Public Use License” means any commercial data license granted by a Governmental Authority.
“Purchase” shall mean the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities on the terms set forth in this Agreement and the other Transaction Documents.
“Purchaser” shall have the meaning set forth in the Recitals to the Agreement.
“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2(a) and 5.6.
“Purchaser Indemnified Persons” shall have the meaning set forth in Section 9.2.
“Purchaser Material Adverse Effect” shall mean a material adverse effect on the ability of Purchaser and/or its Affiliates, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.
“Purchaser Plans” shall have the meaning set forth in Section 6.6(e).
“Purchase Price Allocation” shall have the meaning set forth in Section 3.4(a).
“Real Property” shall mean all interests in real property leased, licensed or used pursuant to any written or oral agreement, in each case, by the Seller Group in connection with the Business.
“Release” shall be defined as that term is defined in 42 U.S.C. § 9601 (22).
“Representative” shall mean, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.
“Resolution Period” shall have the meaning set forth in Section 3.3(d).
“Resolved Matters” shall have the meaning set forth in Section 3.3(d).
“Restricted Business” shall have the meaning set forth in Section 6.7(a)(i).
“Restricted Contracts” shall have the meaning set forth in Section 6.1(a)(xiv).

“Restricted Party” shall have the meaning set forth in Section 6.7(b).
“Restricted Stock Unit” shall have the meaning set forth in Section 6.6(b).
“Retained Business” means any and all of the businesses conducted by members of the Seller Group (other than the Business).
“Retained Employee” shall mean each individual employed or engaged by the Seller or any of its Affiliates as of the date of this Agreement, or between the date of this Agreement and the Closing Date (including any such employee who is on sick leave, military leave, vacation, holiday, disability or other similar leave of absence), who is in the Territory and is not a Business Employee listed on Section 1.1(ii) of the Disclosure Schedules.
“Review Period” shall have the meaning set forth in Section 3.3(c).
“Right of First Offer” shall have the meaning set forth in Section 6.19(a).
“ROFO” shall have the meaning set forth in Section 6.19(a).
“Sanctioned Country” shall mean a country or territory which is itself the subject of or target of comprehensive Sanctions (at the time of this agreement Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” shall mean a Person (i) listed on any Sanctions-related list of designated Persons maintained by a Governmental Authority, (ii) located, organized, or resident in a Sanctioned Country, or (iii) greater than 50% owned or controlled by one or more Persons described in clauses (i) or (ii) above.
“Sanctions” shall mean any Laws in any part of the world related to import transactions, export transactions, or economic or trade sanctions or restrictions; the economic sanctions rules and regulations implemented under statutory authority or the U.S. President’s Executive Orders and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State; European Union Council Regulations on sanctions; United Nations sanctions policies and Laws; economic sanctions administered by Her Majesty’s Treasury of the United Kingdom; and all relevant Laws made under any of the foregoing.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the Recitals to this Agreement.
“Seller Common Stock” shall mean the common stock, $0.001 par value per share, of Seller.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.20 and 4.22.
“Seller Group” shall mean, collectively, Seller and each Subsidiary of Seller.
“Seller Group Indemnified Persons” shall have the meaning set forth in Section 9.3.
“Seller Group Products and Services” shall mean all of the Seller Group’s products made available from time to time in the United States or elsewhere (including, for the avoidance of doubt, “Arlo Go”) and all services provided from time to time by the Seller Group relating thereto (including, for the avoidance of doubt, Arlo Smart Services (as defined in the Supply Agreement).
“Selling Entities” shall mean, collectively, Seller and all Subsidiaries of Seller that own or purport to own any Transferred Assets or that have obligations or liabilities in respect of, or that are otherwise subject to, any Transferred Liabilities, and “Selling Entity” shall mean any of the Selling Entities.
“Severance Obligations” shall mean any statutory, contractual, common law or other severance or redundancy payments or other separation benefits, whether pursuant to applicable Law, any applicable plan or policy, any applicable individual employment agreement or arrangement, or otherwise and the employer portion of any Taxes payable in connection therewith. For the avoidance of doubt, Severance Obligations shall not include any severance compensation or benefits not required to be paid by applicable Law, or an applicable Benefit Plan or corresponding plan, policy, program, agreement or arrangement of Purchaser and its Affiliates.
“Seller RSU Award” shall have the meaning specified in Section 6.6(b).
“Shared Contract” means any Contract to which any member of the Seller Group is party or by which any such Person is bound that, in each case inures to the benefit of both the Business and any Retained Business.
“Specified Contract” shall mean (i) that certain Distributor Operations Agreement between Seller and DSV Solutions Nederland B.V. (“DSV”) dated as of July 2, 2018 (as amended, supplemented or otherwise modified from time to time), (ii) that certain Agreement/Authorization to Act as Direct Representative between Seller and DSV dated as of February 11, 2018 and (iii) that certain Services Frame Agreement between Arlo Technologies International Limited and A NOVO UK Limited dated as of September 11, 2018 (as amended, supplemented or otherwise modified from time to time).
“Specified Distributor” shall mean (i) ALSO Holding AG and each of its Affiliates (including ALSO Schweiz AG, ALSO Netherlands B.V., ALSO Deutschland GmbH, ALSO France S.A.S. and ALSO A/S), (ii) Ingram Micro Inc. and each of its Affiliates (including Ingram Micro Distribution GmbH, Ingram Micro SAS and Ingram Micro S.R.L.) and (iii) Tech Data Corporation and each of its Affiliates (including Tech Data France SAS, Tech Data Service GmbH, Tech Data Italia S.r.l, Tech Data Espania, S.L.U., Tech Data Sweden AB, Tech Data BVBA/SPRL and Tech Data UK Ltd).
“Specified Shared Contract” shall have the meaning set forth in Section 6.14(a).
“Straddle Period” shall have the meaning set forth in Section 6.10(b)(iii).
“Subscription Agreement” shall mean agreements with end-users in the Territory pursuant to the Seller’s standard terms of service, as in effect on the Closing.
“Subsidiary” or “Subsidiaries” of Purchaser, Seller or any other Person shall mean any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Supply Agreement” shall have the meaning set forth in the Recitals to the Agreement.

“Tax” or “Taxes” shall mean any federal, state, local, non-U.S. or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security (including both employee and employer social security contributions), disability, workers’ compensation, payroll, health care, escheat, withholding, estimated or other similar tax, duty, or other charge or assessment in the nature of a tax by a Governmental Authority or deficiencies thereof (including amounts imposed for failure to file or provide correct or timely information to any Governmental Authority or third parties) and any interest, penalties (including promoter penalties), additions to tax and additional amounts imposed by any Governmental Authority.

“Tax Benefit” shall have the meaning set forth in Section 9.4(d).
“Tax Claim” shall have the meaning set forth in Section 6.10(d).
“Tax Return” shall mean any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means all the countries and jurisdictions in the European continent, including, without limitation, Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Montenegro, The Netherlands, North Macedonia, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, the United Kingdom (including, for clarity, its constituent parts) and Vatican City.
“the knowledge of” a Party shall mean, with respect to Seller, the actual knowledge of [***] after reasonable inquiry, and with respect to Purchaser, the actual knowledge of its general counsel or chief legal officer after reasonable inquiry. With respect to matters involving the Seller Group’s Intellectual Property (including the Transferred IP), knowledge does not require that any of such individuals conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individuals.
“Third-Party Claim” shall have the meaning set forth in Section 9.5(c)(i).
“Transaction Documents” shall mean this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Lease Assignment, the Local Transfer Agreements and the certificates contemplated by Section 7.2(c) and 7.3(c) and all other documents to be executed in connection with the transactions contemplated by this Agreement, excluding the Supply Agreement and the Escrow (as defined in the Supply Agreement).
“Transfer Taxes” shall have the meaning set forth in Section 6.10(a).
“Transferred Assets” shall mean the Assets set forth in Exhibit C.
“Transferred Books and Records” shall mean (a) originals and all copies of all Books and Records primarily used in connection with the Transferred Assets or otherwise in the Business; and (b) copies of all e-mail correspondence used, but not primarily used, and otherwise related to the Transferred Assets or the Business that are in Seller’s or its Affiliate’s possession or control and were created on or after July 3, 2018, excluding the Excluded Assets.
“Transferred Business Contracts” shall have the meaning set forth in Exhibit C.
“Transferred Employees” shall have the meaning set forth in Section 6.6(a)(ii).
“Transferred IP” shall have the meaning set forth in Exhibit C.
“Transferred IT” shall have the meaning set forth in Exhibit C.

“Transferred Liabilities” shall mean the Liabilities set forth in Exhibit D.
“Transferred Personal Property” shall mean the Transferred IT and the property described in clause (g)(y) of Exhibit C.
“Transferred Real Property” shall mean the Real Property that is the subject of the Transferred Real Property Lease.
“Transferred Real Property Lease” shall mean the lease set forth in Section 1.1(iii) of the Disclosure Schedules, which shall set forth the street address of the Real Property that is subject to such lease.
“Transition Manager” shall have the meaning set forth in Section 6.18(b).
“Transition Services Agreement” shall have the meaning set forth in Section 8.2(b).
“Tripartite Agreement” shall have the meaning set forth in Section 6.6(a)(ii).
“TUPE” shall have the meaning set forth in Section 4.16(c).
“U.K. Pension Plan” shall mean the personal pension scheme (number TK087849) administered by Aviva Life & Pensions UK Limited.
“Unresolved Matters” shall have the meaning set forth in Section 3.3(d).
“VAT” shall mean any Tax imposed in compliance with Council Directive 2006/112/EC on the common system of value added tax, or any comparable Law adopted in the United Kingdom following an exit from the European Union.
1.2    Rules of Construction.
(a)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(b)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement, will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if”. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The word “or” is not exclusive, unless the context otherwise requires. Any reference to any document being “made available” or “delivered” by Seller to Purchaser means that Seller (a) delivered such document to Purchaser or (b) posted such document in the Data Room, in each case, as of 5:00 p.m. Pacific Time on the date that is two (2) Business Days prior to the date hereof. An accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP (it being understood that in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control). A reference to a statute, listing rule, regulation, order or other applicable law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten.
ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale of the Transferred Assets.
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, or shall cause all of the other Selling Entities to, sell, assign, transfer, convey and deliver to Purchaser (or one or more of its Affiliates, in Purchaser’s sole discretion) or procure the novation to Purchaser (or one or more of its Affiliates, in Purchaser’s sole discretion) and Purchaser (or one or more of its Affiliates, in Purchaser’s sole discretion) shall purchase, acquire and accept from Seller and each such other Selling Entity, all of Seller’s and such other Selling Entity’s respective right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens. For the avoidance of doubt, the Transferred Assets shall not include the Excluded Assets.
2.2    Transferred Liabilities; Retention by Seller of Excluded Liabilities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser (or one of its Affiliates) shall assume, pay, perform and discharge when due all of the Transferred Liabilities.
(b)    Any other provision of this Agreement notwithstanding, Purchaser (or any of its Affiliates) shall not be obligated to assume, pay, perform, discharge or be responsible for any of the Excluded Liabilities.
2.3    Consent to Assignment.
(a)    Notwithstanding anything in this Agreement to the contrary, but subject to Section 6.3(a), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of any Transferred Asset (including any Contract or Permit or any claim, right or benefit arising thereunder or resulting therefrom, in each case, included in the Transferred Assets) if any attempted sale, assignment, transfer, conveyance or delivery of such Transferred Asset (i) would constitute a breach or violation of any applicable Law (whether by operation of law or otherwise), (ii) would adversely affect the rights of Purchaser and its Affiliates thereunder or (iii) if such Transferred Asset cannot be sold, assigned, transferred, conveyed or delivered without any Consent that has not been obtained (or does not remain in full force and effect at) the Closing (any such Transferred Asset, a “Deferred Asset”), unless and until (A) such Deferred Asset can be sold, assigned, transferred, conveyed or delivered in accordance with Section 2.2 without such breach, violation of Law or adverse effect on Purchaser’s rights thereunder or (B) such Consent is obtained at or prior to Closing (and remains in full force and effect at the Closing), at which time, in the case of clauses (A) and (B), and without the payment of any further consideration by any Person, such Deferred Asset and related Transferred Liability shall be deemed to be sold, assigned, transferred, conveyed or delivered in accordance with Section 2.2 and assumed in accordance with Section 2.3(a) and shall cease to be a Deferred Asset. With respect to any such Deferred Asset, (A) from the Closing Date to the twelve (12)-month anniversary thereof, Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate and use commercially reasonable efforts to obtain, or cause to be obtained, all Consents required to assign or transfer such Deferred Asset to Purchaser (or its Affiliate) and (B) upon obtaining the requisite Consents, Seller shall sell, assign, transfer, convey and deliver all rights associated with such Deferred Asset to Purchaser (or its Affiliate), in each case, without the payment of any further consideration by any Person or agreement by any Person to any amendments, modifications or waivers of any terms of any Deferred Assets that would adversely affect the rights of Purchaser and its Affiliates thereunder in order to obtain such Consents. Subject to Section 6.3(a), neither Seller nor any of its Affiliates shall have any liability for failure to obtain any Consent (provided, that Seller has complied with its obligations under this Section 2.3) and neither Seller, Purchaser nor their respective Affiliates (or any of their respective designees) shall be obligated to pay (or cause to be paid) (x) fees, costs or expenses in connection with such Consents (other than immaterial administrative or legal costs and expenses) or (y) any consideration to any third party with respect to such Consents.
(b)    To the extent and during the period any Transferred Asset remains a Deferred Asset, and without further consideration (i) Seller shall use commercially reasonable efforts to provide Purchaser and its Affiliates (and their respective designees) the maximum allowable use of the Deferred Asset (which shall include, at a minimum, the economic benefits of such Deferred Asset), and Seller and Purchaser shall reasonably cooperate to establish an agency type or other similar arrangement reasonably satisfactory to Purchaser under which Purchaser, its Affiliates and their respective designees would obtain, to the fullest extent practicable, the applicable Deferred Assets and assume the applicable Transferred Liabilities arising thereunder or resulting therefrom in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and (ii) to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to, exercise, enforce and exploit, only at the direction of and for the benefit of Purchaser, any and all claims, rights and benefits of Seller or its Affiliates arising in connection with such Deferred Asset. During such period and without further consideration, (A) Seller shall promptly (and in any event, within ten (10) Business Days) pay, assign and remit to Purchaser when received all monies and other consideration received by it or its Affiliates under any Deferred Asset or any claim, right or benefit arising thereunder and (B) Purchaser shall promptly pay, perform or discharge when actually due any Transferred Liability arising thereunder.
2.4    Local Transfer Agreements.
(a)    The Parties do not intend this Agreement to transfer title to any Transferred Assets, or to constitute the assumption of any Transferred Liabilities, in any jurisdiction (i) in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement or (ii) where Purchaser reasonably expects that using a Local Transfer Agreement to such make transfer or assumption would reduce applicable Transfer Taxes (provided, that Purchaser shall have the right to elect that any or all Inventory will be transferred pursuant to a Local Transfer Agreement), and any such Transferred Assets or Transferred Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement. The Parties shall (or shall cause their applicable Subsidiary to) execute and deliver any requisite Local Transfer Agreement no later than the Closing Date; provided, that the Parties or their relevant Affiliates shall not enter into any Local Transfer Agreement with respect to a jurisdiction in which any of Seller or Purchaser has an obligation to inform and consult with Business Employees or any Employee Representative regarding the transactions contemplated hereby, until such Party has concluded its information and consultation process, and such Local Transfer Agreement shall reflect any changes as may be agreed by the Parties to take into account the results of such information and consultation process.
(b)    Notwithstanding the generality of Section 2.4(a), to the extent that the provisions of a Local Transfer Agreement (including any provisions required by local Law to be included in the Local Transfer Agreement) are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of Transferred Assets or the assumption of Transferred Liabilities): (i) the provisions of this Agreement shall prevail and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller Group and Purchaser shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
(c)    Each Party hereto shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any representation, warranty, undertaking, covenant or indemnity relating to the transactions contemplated hereby) against the other Party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Assets or the assumption of Transferred Liabilities sold or assigned to Purchaser hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the claim hereunder). To the extent that a Party does bring such a claim (except as referred to above), that Party shall indemnify the other Party (and/or that other Party’s relevant Affiliates) against all Losses which it or they may suffer through or arising from the bringing of such claim against it or them.
(d)    The Parties do not intend this Agreement to transfer title to any Inventory locally situated in Ireland on the Closing Date or other Transferred Assets that are capable of being transferred by delivery and are locally situated in Ireland on the Closing Date (together the "Irish Inventory and Assets"). On the Closing Date, Seller shall deliver to Purchaser and shall cause such of the other Selling Entities as necessary to deliver to Purchaser the Irish Inventory and Assets, when, by virtue of such delivery, title to the Irish Inventory and Assets shall pass to Purchaser.
ARTICLE III
PURCHASE PRICE AND ADJUSTMENTS
3.1    Purchase Price.
Subject to the adjustments provided for in this Agreement, the purchase price in respect of the purchase and sale transactions hereunder shall be (i) an amount in cash equal to the Final Purchase Price and (ii) the assumption of the Transferred Liabilities, which comprises the respective purchase price to be paid for the Transferred Assets.
3.2    Determination of Estimated Purchase Price.
(a)    No earlier than five (5) and no later than three (3) Business Days before the Closing Date, Seller shall deliver to Purchaser (i) a statement that is certified by Seller’s Chief Financial Officer setting forth (A) Seller’s good faith calculation and estimate of the aggregate amount of the Estimated Purchase Price and each of the Estimated Purchase Price Elements (B) Seller’s good faith calculation and estimate of the Closing Balance Sheet (such statement, “Estimated Closing Statement”) and (ii) reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement, including Exhibit H attached to this Agreement with respect to Estimated Inventory Cost and Estimated Net Working Capital. Seller shall, and shall cause each member of the Seller Group to, provide Purchaser and its Representatives and advisors reasonable access to the books, Contracts, properties, personnel, Representatives (including Seller’s advisors and independent accountants and their work papers) and records of the Seller Group and such Representatives of the Seller Group relevant to Purchaser’s review of the Estimated Closing Statement. Seller shall review any comments proposed by Purchaser with respect to the Estimated Closing Statement and will consider, in good faith, any appropriate changes thereto prior to the Closing.
(b)    On the Closing Date, Purchaser shall deliver to Seller (for its own account and as agent for any other Selling Entity) an amount in cash equal to the Estimated Purchase Price. Such amount shall be payable in United States dollars in immediately available funds to such bank account or accounts as shall be designated in writing by Seller not less than three (3) Business Days prior to the Closing.
3.3    Post-Closing Adjustment of Estimated Purchase Price.
(a)    Purchaser and Seller agree that to the extent that the Final Purchase Price exceeds the Estimated Purchase Price, Purchaser shall pay to Seller (on behalf of itself and as agent for any other Selling Entity) such excess (the “Excess Amount”), and to the extent that the Final Purchase Price is less than the Estimated Purchase Price, Seller (on behalf of itself and as agent for any other Selling Entity) shall pay to Purchaser such shortfall (the “Deficiency Amount”), in each case pursuant to the terms of this Section 3.3.
(b)    From and after the Closing Date until the determination of the Final Closing Statement pursuant to this Section 3.3, Purchaser shall, and shall cause its Subsidiaries to, permit Seller and its Representatives access to the properties of the Business acquired by Purchaser, and provide reasonable access, during business hours upon reasonable advance written notice, to all of the books, records, contracts and other documents (including auditor’s work papers subject to the execution by Seller and/or its Representatives, as applicable, of customary confidentiality and hold harmless agreements relating to such access to working papers) of the Business acquired by Purchaser that are relevant to the calculations set forth in the Closing Statement, a Dispute Notice or otherwise related to the negotiation and/or resolution of the Final Closing Statement.
(c)    Following the Closing, Purchaser shall prepare (A) a good faith calculation of the Final Purchase Price, each of the Final Purchase Price Elements and the Excess Amount or the Deficiency Amount (if any) and (B) Purchaser’s good faith calculation of the Closing Balance Sheet. The calculations and estimates described under the foregoing clauses are collectively referred to herein as the “Closing Statement.” Purchaser shall deliver the Closing Statement, together with reasonable supporting detail as to each of the calculations set forth in the Closing Statement, to Seller no later than ninety 90 days following the Closing Date. If Purchaser fails to timely deliver the Closing Statement in accordance with the immediately preceding sentence within such ninety (90) day period, then the Estimated Closing Statement delivered by Seller to Purchaser pursuant to Section 3.2 shall be deemed to be the Final Closing Statement for all purposes herein. Notwithstanding anything herein to the contrary, the Parties agree that the Closing Statement, and the component items and calculations therein, including the Final Purchase Price, each of the Final Purchase Price Elements, the Excess Amount or the Deficiency Amount (if any), and the Closing Balance Sheet shall be prepared in a manner consistent with the terms of (including the definitions contained

in) this Agreement, including Exhibit H attached to this Agreement with respect to Inventory Cost and Net Working Capital. The Closing Statement shall be conclusive, final and binding on all Parties absent manifest error unless Seller gives Purchaser written notice (a “Dispute Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items within thirty (30) days after receipt of the Closing Statement (such period, the “Review Period”). In the event Seller fails to give Purchaser a Dispute Notice prior to the expiration of the Review Period or otherwise earlier notifies Purchaser in writing that it has no disputes or objections to the Closing Statement, the payments shall be made by Seller or Purchaser, as applicable, in accordance with Section 3.3(g).
(d)    Seller and Purchaser shall, for a period of thirty (30) days (or such longer period as Seller and Purchaser may agree in writing) following delivery of a Dispute Notice to Purchaser (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Seller and Purchaser in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such written resolution by them as to any Disputed Items shall be conclusive, final and binding on all Parties absent manifest error. Any Disputed Items agreed to by Seller and Purchaser in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by Seller in the Dispute Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all Parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of a Dispute Notice. If, at the end of the Resolution Period, Seller and Purchaser have been unable to resolve any differences they may have with respect to the matters specified in the Dispute Notice, either of Seller or Purchaser may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) for resolution to the Independent Accountant. If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Seller and Purchaser shall enter into a customary engagement letter with, and, to the extent necessary, will waive and cause their respective controlling Affiliates to waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 3.3. Within ten (10) Business Days after the Independent Accountant has been retained, each of Seller and Purchaser shall furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of Seller and Purchaser may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter; provided, that it delivers a copy thereof substantially simultaneously to the other. With each submission, each of Seller and Purchaser may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant; provided, that it delivers a copy thereof substantially simultaneously to the other Party. The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference or videoconference) concerning the disagreement and each of Seller and Purchaser shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.
(e)    The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 3.3(d), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement). The Independent Accountant’s determination as to each Unresolved Matter shall be set forth in a written statement delivered to each of Seller and Purchaser, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all Parties absent manifest error. In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Purchaser in the Closing Statement or by Seller in the Dispute Notice or less than the lowest value for such item claimed by Purchaser in the Closing Statement or by Seller in the Dispute Notice. The fees, costs and expenses of the Independent Accountant shall be paid by each of Seller and Purchaser based on the inverse proportion to the difference between the Final Purchase Price proposed by each of them and the Final Purchase Price as determined by the Independent Accountant. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Purchaser and if the Independent Accountant ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Purchaser and 70% (i.e., 700 ÷ 1,000) to Seller.
(f)    For purposes of this Agreement, subject to the fourth sentence of Section 3.3(c), the “Final Closing Statement” shall be, (i) in the event that no Dispute Notice is delivered by Seller to Purchaser prior to the expiration of the Review Period, the Closing Statement delivered by Purchaser to Seller pursuant to Section 3.3(c), (ii) in the event that a Dispute Notice is delivered by Seller to Purchaser prior to the expiration of the Review Period, the Closing Statement delivered by Purchaser to Seller pursuant to Section 3.3(c), as adjusted pursuant to the agreement of Seller and Purchaser in writing, or (iii) in the event that a Dispute Notice is delivered by Seller to Purchaser prior to the expiration of the Review Period and Seller and Purchaser are unable to agree on all matters set forth in such Dispute Notice, the Closing Statement delivered by Purchaser to Seller pursuant to Section 3.3(c), as adjusted by the Independent Accountant to be consistent with (A) the Resolved Matters and (B) the Independent Accountant’s determination as to the calculation of the Unresolved Matters in accordance with Sections 3.3(d) and 3.3(e).
(g)    If the calculation of Final Purchase Price set out in the Final Closing Statement results in a Deficiency Amount, then Seller shall pay to an account designated by Purchaser in immediately available funds an amount equal to the Deficiency Amount. If the calculation of Final Purchase Price set out in the Final Closing Statement results in an Excess Amount, then Purchaser shall pay to an account designated by Seller in immediately available funds an amount equal to the Excess Amount. All payments under this Section 3.3(g) shall be made within three (3) Business Days of the final determination of the Final Closing Statement.
3.4    Allocation of Estimated Purchase Price.
(a)    Seller and Purchaser agree to allocate the Estimated Purchase Price (and all other amounts treated as consideration for U.S. federal income tax purposes) among the Transferred Assets for Tax purposes in accordance with the rules under Section 1060 of the Code (the “Purchase Price Allocation”). Within thirty (30) days after the Closing Date, Seller shall deliver to Purchaser a draft Purchase Price Allocation. If within thirty (30) days after Purchaser’s receipt of the draft Purchase Price Allocation Purchaser has not objected in writing to such draft Purchase Price Allocation, it shall become conclusive, final and binding. In the event that Purchaser objects in writing within such 30-day period, the Parties shall negotiate in good faith to resolve the dispute; provided, however, that in the event that Seller and Purchaser cannot reach agreement with respect to the Purchase Price Allocation within ninety (90) days after the Closing Date, the Independent Accountant shall resolve such Purchase Price Allocation dispute. The costs related to having the accounting firm resolve such Purchase Price Allocation dispute shall be borne equally by Purchaser and Seller.
(b)     If an adjustment is made to the Estimated Purchase Price pursuant to Section 3.3, the Purchase Price Allocation shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Purchaser and Seller. In the event that an agreement with respect to any adjustment is not reached within thirty (30) days after the Final Closing Statement becomes binding pursuant to Section 3.3(f), any such dispute shall be resolved in the manner described in Section 3.4(a). Purchaser and Seller shall file their Tax Returns (and IRS Form 8594, if applicable) on the basis of such Purchase Price Allocation, as it may be amended pursuant to this Agreement, and neither Party shall thereafter take a Tax Return position or any other position for applicable Tax purposes that is inconsistent with such Purchase Price Allocation, unless otherwise required pursuant to a final “determination” as defined in Section 1313 of the Code or similar provision of state, local or non-U.S. Law.
3.5    Withholding.
Purchaser, Seller, and their respective Affiliates shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this Agreement such amounts as are required to be withheld under applicable Tax Law (including any amounts required to be withheld in the event that a tax clearance certificate pursuant to Section 980 of the Irish Taxes Consolidation Act of 1997 (as amended) is not produced or updated (as appropriate) by Seller indicating that Irish Tax is not required to be deducted from the Estimated Purchase Price); provided, that Purchaser shall (a) provide prior written notice of such withholding to Seller and a reasonable opportunity for Seller to obtain reduced rates of withholding or other available exemptions, if any, and (b) timely pay over to the appropriate Governmental Authority any amounts withheld pursuant to this Section 3.5. To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the applicable Selling Entity in respect of which such deduction and withholding was made. Upon either Party’s reasonable written request, the other Party shall submit a tax payment certificate or other documentation (or copy thereof), to the extent issued by the applicable Governmental Authority, certifying payment of such amount.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser, subject to the disclosures and exceptions set forth in the disclosure schedules delivered by Seller to Purchaser concurrently herewith (the “Disclosure Schedules”), as follows:
4.1    Corporate Existence.
Each Selling Entity is duly organized, validly existing and, where such concept is recognized in the applicable jurisdiction, in good standing under the laws of its jurisdiction of organization. Each Selling Entity has the requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties, rights and assets related to the Business (including the Transferred Assets) and to conduct the Business as the same is now being conducted by it. Each Selling Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
4.2    Corporate Authority.
This Agreement and the other Transaction Documents to which each Selling Entity is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly and validly authorized by such Selling Entity, and will be duly and validly authorized by each such Selling Entity, in each case, by all requisite corporate, partnership or similar action prior to Closing and no other proceedings on the part of such Selling Entity or its equityholders are (and no other proceedings on the part of any such Selling Entity or any of its equityholders will be) necessary for such Selling Entity to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. The Selling Entities have, and will have at or prior to the Closing, full corporate, limited liability company, partnership or similar organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller and any other Selling Entity party thereto, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller and/or any other Selling Entities, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).
4.3    No Conflicts; Governmental Approvals and Consents.
(a)    Except for any requirements under Competition Laws in the jurisdictions set forth in Schedule 6.3(b) hereto, the execution and delivery of this Agreement and the other Transaction Documents by Seller and/or each of the other Selling Entities, the performance by Seller and each other Selling Entity of its respective obligations hereunder and thereunder and the consummation by Seller and each of the other Selling Entities of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Seller or any other Selling Entity, (B) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any Transferred Business Contract or Transferred Real Property Lease, (C) result in the creation of any Lien (except for Permitted Liens) upon, or (D) violate, conflict with or result in any breach under any provision of any Law or Order applicable to Seller or any other Selling Entity (to the extent it relates to the transactions contemplated by this Agreement), the Business or the Transferred Assets, except, in the case of clauses (B), (C) and (D), to the extent that any such breach, default, termination, cancellation, acceleration, loss, Lien, violation, conflict, breach or loss would not be material to the Business and/or the Transferred Assets, taken as a whole.
(b)    Except for any requirements under Competition Laws, no Consent in the jurisdictions set forth in Schedule 6.3(b) hereto, order, or license from, notice to or registration, declaration or filing with, any United States, supranational or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of Seller or any other Selling Entity in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (a) such Consents, orders, licenses, filings or notices that have been or will be obtained as of the Closing Date and remain in full force and effect, (b) filings required pursuant to the Exchange Act and (c) those with respect to which the failure to have been so obtained or to remain in full force and effect would not be material to the Business and/or the Transferred Assets, taken as a whole.
4.4    Financial Information.

Section 4.4 of the Disclosure Schedules sets forth the management-prepared unaudited statements of revenues of the Business for the 12-months ended September 29, 2019 and certain balance sheet line items as of September 29, 2019 (the “Financial Information”). The Financial Information has been prepared from the books and records of the Seller Group in a manner consistent with the accounting practices and procedures used to prepare the Audited Seller Group Financial Statements and GAAP as at the date of the Audited Seller Group Financial Information but not using carve-out standards under GAAP and fairly presents, in all material respects, the revenues of the Business for the period covered thereby and the listed balance sheet items for the Business as of September 29, 2019. The accounting methods, policies, procedures and estimation methodologies set out in Section D of Exhibit H are consistent with the accounting methods, policies, procedures and estimation methodologies used in the Audited Seller Group Financial Statements and GAAP as at the date of the Audited Seller Group Financial Information with respect to the same account line items.
4.5    Absence of Changes.
Since the date of the Financial Information, (i) except as otherwise required by this Agreement or the other Transaction Documents, (a) the Seller Group has conducted the Business in all material respects in the ordinary course of business and (b) no member of the Seller Group has taken any action that it would not be permitted to take without the consent of Purchaser after the date hereof pursuant to Section 6.1 and (ii) there has not been a Business Material Adverse Effect.
4.6    Sufficiency of Assets.
Except (i) for services and other rights that are to be made available pursuant to the Transition Services Agreement and the other Transaction Documents and (ii) as set forth in Section 4.6 of the Disclosure Schedules, the Transferred Assets collectively constitute all of the assets, properties and rights of the Seller Group that are necessary for, or used in connection with, the conduct of the Business as currently conducted and as it is conducted immediately prior to the Closing.
4.7    Title to Transferred Assets; Properties.
(a)    Seller or one or more of the other Selling Entities has, or at the Closing will have, and Purchaser will at the Closing acquire, exclusive and good title to, or have valid and enforceable rights to use the Transferred Assets, in all cases, free and clear of all Liens, except Permitted Liens and Liens arising out of any actions by or on behalf of Purchaser or any of its Subsidiaries.
(b)    All Transferred Personal Property, taken as a whole, is in all material respects in good working condition and repair, ordinary wear and tear and maintenance excepted, and in all material respects suitable for the purposes for which it is currently used.
4.8    Transferred Business Contracts.
(a)    Section 4.8 of the Disclosure Schedules lists each of the Transferred Business Contracts, other than the Subscription Agreements.
(b)    Seller has delivered to Purchaser true, correct and complete copies of each of the Transferred Business Contracts (other than Subscription Agreements), together with any material amendments, modifications or supplements thereto. Except as would not be material to the Business and/or the Transferred Assets, taken as a whole, (i) each Transferred Business Contract is in full force and effect and is a valid and binding agreement of the relevant member of the Seller Group, and to the knowledge of

Seller, the other parties thereto, enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception, (ii) no member of the Seller Group is in breach of or default under any Transferred Business Contract to which it is a party, and, to the knowledge of Seller, no other party to any such Contract is in breach thereof or default thereunder, (iii) no member of the Seller Group has received from any counterparty any written notice of termination or written notice or written claim of default by such member of the Seller Group under any Transferred Business Contract and (iv) to the knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any Transferred Business Contract by any member of the Seller Group. Notwithstanding the foregoing, the representations and warranties contained in this Section 4.8 do not apply to the Transferred Real Property Lease, which is covered in Section 4.18.
4.9    Litigation.
Neither Seller nor any other Selling Entity is subject to any Order or stipulation of any Governmental Authority that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents or, would be material to the Business, and/or the Transferred Assets. There are no Proceedings pending or, to the knowledge of Seller, investigations or threatened Proceedings against Seller or any other Selling Entity in respect of the Business or the Transferred Assets which (i) would be material to the Business and/or the Transferred Assets, (ii) would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents, (iii) seek or threaten injunctive or non-monetary relief or (iv) allege criminal wrongdoing or could result in a criminal penalty.
4.10    Compliance with Laws; Permits.
(a)    Compliance with Laws. Except for non-compliance or violations that would not be material to the Business, and/or the Transferred Assets, taken as a whole, since July 3, 2018, (i) the Business has been conducted at all times in compliance in all material respects with all Laws or Orders applicable to the Business, and (ii) no member of the Seller Group has received any written notice of any violation or alleged violation by the Business of any such Law or Order.
(b)    Permits. (i) The Seller Group has all Permits that are necessary to conduct the Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such Permits, (iv) no member of the Seller Group is in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit and (v) all such Permits were lawfully obtained, in each of the foregoing clauses (i) through (v), other than any exceptions as would not be material to the Business and/or the Transferred Assets, taken as a whole. Section 4.10(b) of the Disclosure Schedules sets forth all Permits primarily relating to, used or held for use in connection with the Business.
4.11    Anti-Corruption; International Trade.
(a)    Since July 3, 2018, neither the Business, nor any of its officers, directors, or employees, nor, to the knowledge of Seller, any of their respective agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any respect Anti-Corruption Laws, or (v) has, directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official or any other Person, in each case of the foregoing clauses (i) - (v), in connection with or relating to the Business.
(b)    Neither the Business, nor any of its officers, directors, or employees, nor, to the knowledge of Seller, any of their respective agents or third-party representatives is currently or has since July 3, 2018 been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions.
(c)    The Seller Group has implemented and maintains in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Sanctions. The Seller Group has not received from any Governmental Authority any notice, inquiry, or internal or external allegation; or made any voluntary or involuntary disclosure to a Governmental Authority, in each case, concerning any actual or potential violation or wrongdoing related to Sanctions or Anti-Corruption Laws, in each case, except as would not, individually or in the aggregate be material to the Business.
4.12    Intellectual Property.
(a)    Section 4.12 of the Disclosure Schedules sets forth a correct and complete list of any and all registrations and applications included in the Transferred IP, specifying (i) the owner of such item and (ii) for registrations and applications, each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed and the respective issuance, registration, or application number and date of such item. All registrations and applications included in the Transferred IP are subsisting and unexpired, and to the knowledge of Seller, valid, enforceable and otherwise in good standing and none of such registrations and applications have been adjudged invalid or unenforceable in whole or in part. All fees that are due and payable in respect of the Transferred IP have been duly paid, and Seller has taken all actions required in the prosecution of the Transferred IP.
(b)    Seller or another Selling Entity solely and exclusively own all Transferred IP, free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing, Seller or another Selling Entity has entered into binding, written Contracts with every current and former employee and/or independent contractor of the Business who was involved in the creation of the Transferred IP whereby such employees and independent contractors (i) assign to a Selling Entity any ownership interest and right they may have in any Intellectual Property created or developed by such employees or independent contractors within the scope of or during their services for the Business, and (ii) acknowledge such Selling Entity’s sole and exclusive ownership of such Intellectual Property.
(c)    There is no written notice, claim, indemnification request or Proceeding (including any oppositions, interferences or re-examinations) pending or, to the knowledge of Seller, threatened against Seller or any Seller Subsidiary (i) asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of Intellectual Property is or may be occurring or has or may have occurred, in each case, relating to the Business or (ii) challenging the validity, enforceability or use of any Transferred IP. Neither Seller nor any other Selling Entity has received any written request that Seller or any other Selling Entity consider taking a license under any Intellectual Property owned by a third party that relate to the Business. The conduct of the Business does not infringe, misappropriate, dilute or violate any Intellectual Property of any third party. To the knowledge of Seller, no third party is infringing, misappropriating, diluting or violating any Transferred IP in any material respect.

(d)    No Transferred IP is subject to any outstanding Order or stipulation that (i) materially conflicts with the use and distribution thereof in connection with the Business as currently conducted or (ii) would otherwise restrict or limit Purchaser’s ability to assign, transfer or license such Transferred IP.
(e)    Each of Seller and the other Selling Entities has implemented reasonable policies and procedures and has taken reasonable steps necessary to maintain, enforce and protect their rights in the Transferred IP and at all times has maintained the confidentiality of all Trade Secrets included in the Transferred IP. None of the Trade Secrets or other confidential information included in the Transferred Assets have been disclosed to a third party other than employees, suppliers, representatives, customers or agents of the Business all of whom are bound by written confidentiality agreements.
(f)    After the Closing, Purchaser and its Affiliates will not be obligated to grant a license, covenant or similar right to a third party with respect to their own Intellectual Property, solely due to the assumption of one or more of the Transferred Business Contracts.
(g)    Neither Seller nor any of its Subsidiaries has or is participating in any industry standards organization that in any manner restricts or requires the licensing or enforcement of any Transferred IP to or against third parties.
4.13    Privacy and Data Security.
(a)    The use, storage, sharing, disclosure, dissemination, Processing and disposal of any personally identifiable information and Personal Data of the Business (including, as applicable, customers and employees) is in compliance in all material respects with all applicable privacy policies, terms of use, contractual obligations and applicable Laws.
(b)    Seller and its Subsidiaries maintain complete, accurate and up to data records of their Personal Data Processing activities in relation to the Business in accordance in all material respects with applicable data protection and privacy Laws.
(c)    Seller and each Subsidiary has, in relation to the Business, issued privacy notices to, and (when necessary) has obtained consents from, all relevant Data Subjects which comply in all material respects with applicable data protection and privacy Laws.
(d)    Since July 3, 2018, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any Personal Data used by or on behalf of Seller or its Subsidiaries in connection with the Business, other than those that were resolved without material cost, material liability or the duty to notify any Person. Further, Seller and its Subsidiaries have:
(i)    implemented appropriate technical and organizational measures designed to protect against the unauthorized or unlawful Processing of, and accidental loss of or damage to, Personal Data relating to the Business which is Processed by or on behalf of Seller and its Subsidiaries;
(ii)    put in place appropriate agreements, as required by applicable data protection and privacy Laws, with all third parties Processing Personal Data on their behalf relating to the Business; and
(iii)    undertaken reasonably appropriate privacy and information security due diligence on all such third parties in accordance with, applicable data protection and privacy Laws.

(e)    Seller and its Subsidiaries are, and have since July 3, 2018 been, in compliance with the Payment Card Industry Data Security Standard requirements in all material respects.
(f)    There is no, and there has been no, written complaint to, or any audit, proceeding, claim or, to the knowledge of Seller, investigation (formal or informal) against, any Selling Entity, in each case with respect to the Business by: (i) any private party; or (ii) the Federal Trade Commission, any state attorney general or similar state official, or any other governmental authority, foreign or domestic, in each case with respect to the security, confidentiality, availability or integrity of information technology assets, Personal Data, or other data, information or Intellectual Property, except for any of the foregoing that arose prior to the date of this Agreement and have been fully resolved.
4.14    Product Liability.
No product distributed, licensed or made available by Seller or its Subsidiaries to customers or end users in the Territory has been the subject of a recall, Proceeding or, to the knowledge of Seller, investigation, and none of Seller or any of its Subsidiaries have received any written assertions of same. Since July 3, 2018, other than routine warranty claims and routine product returns, neither Seller nor any other Selling Entities has received any claim by any customer in the Territory for indemnification with respect to any Seller Group Product and Service, on any theory, that has not since been resolved.
4.15    Tax Matters.
(a)    All material Tax Returns required to be filed by Seller with respect to the Transferred Assets have been filed when due in accordance with all applicable Laws and material Taxes due and payable with respect to the Transferred Assets have been timely paid. There is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to any Transferred Asset, and no such action with respect to any Transferred Asset has been threatened in writing.
(b)    There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any material Taxes with respect to the Transferred Assets.
(c)    With respect to the Transferred Assets, Seller has duly and timely withheld from all payments to third parties all material amounts required to be so withheld under all applicable Law.
(d)    There are no Tax liens (other than Permitted Liens) on any of the Transferred Assets.
(e)    Neither Seller nor its Affiliates has received any written notice or written inquiry from any jurisdiction where Seller or its applicable Affiliates do not currently file Tax Returns to the effect that such filings may be required with respect to the Transferred Assets or that the Transferred Assets may otherwise be subject to taxation by such jurisdiction.
4.16    Benefit Plans.
(a)    Section 4.16(a) of the Disclosure Schedules sets forth a list of each material Benefit Plan, and separately designates each Assumed Benefit Plan.
(b)    Each Benefit Plan is and has been maintained in material compliance with its terms and with the requirements of applicable Law, and there are no pending claims, audits or investigations, or, to the knowledge of Seller, claims, audits or investigations threatened against any Benefit Plan, by any

Business Employee or any Governmental Authority or otherwise involving any such Benefit Plan or the assets of any Benefit Plan (other than routine claims for benefits made in the ordinary course) that, individually or in the aggregate, could result in the imposition of any material Liability on Purchaser or its Affiliates. No Liabilities under any Assumed Benefit Plan relates to any employees of Seller and its Subsidiaries other than Business Employees.
(c)    Other than as set forth on Section 4.16(c) of the Disclosure Schedules, no Business Employee or other employee has transferred to the employment of Seller or any of the other Selling Entities in circumstances governed by the Transfer of Undertakings (Protection of Employment) Regulations 2006 or predecessor legislation thereto (“TUPE”) with an entitlement to payment of enhanced benefits on redundancy or early retirement by reference to employment with Seller, any other Selling Entity, or a previous employer, and whether under the U.K. Pension Plan, contract of employment, or other arrangement. Other than the U.K. Pension Plan, there are no legally enforceable arrangements in existence in the United Kingdom to which Seller or any of its Subsidiaries are legally obligated to contribute for the provision of any pension, lump sum or other like benefit upon retirement or death or termination of employment which are for the benefit of any Business Employee in the United Kingdom. Any contributions that have been required to be paid by Seller or any of its Subsidiaries under the U.K. Pension Plan prior to the date of this Agreement have been paid in full. The U.K. Pension Plan provides only money purchase benefits within the meaning of Section 181 of the Pension Schemes Act 1993, and neither Seller nor any of its Subsidiaries has ever participated in any U.K. occupational pension scheme providing any benefits which are not money purchase benefits within such meaning.
(d)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, alone or in connection with any other event (whether contingent or otherwise) would reasonably be expected to (i) except as required under applicable Law, entitle any Business Employee to treat such Business Employee’s employment or engagement as having been terminated and/or entitle such Business Employee to any severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefit due to any Business Employee (other than with respect to any Business Employee whose employment does not transfer automatically to Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement), (iii) directly or indirectly cause or require the transfer or setting aside of any assets to fund any Assumed Benefit Plan or otherwise give rise to any material Liability under any Assumed Benefit Plan, or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Assumed Benefit Plan on or following the Closing Date.
4.17    Labor Matters.
(a)    Except as set forth on Section 4.17(a) of the Disclosure Schedules, neither Seller nor any other Selling Entity is or has since July 3, 2018 been (a) a party to or bound by any collective bargaining agreement, works council agreement (including with any European Works Council or staff body or group thereof), trade union agreement, or other similar agreement (including any such agreement applicable on a national and/or industry-wide basis) (each of the foregoing, a “Labor Contract”) in respect of the Business, (b) subject to a legal duty to bargain with (exclusive of any of the change-in-control-related notification and consultation obligations listed on Section 4.17(a) of the Disclosure Schedules), or in recognition of, any labor union, works council, trade union or similar employee representative group (each, an “Employee Representative”) on behalf of the Business Employees; (c) to the knowledge of Seller, the object of any attempt to organize or obtain recognition with respect to the Business Employees for collective bargaining purposes or representation by any Employee Representative, or presently operating under an expired Labor Contract; or (d) party to or subject to any actual or, to the knowledge of Seller, threatened, strike, work stoppage, picketing, boycott or similar activity in respect of the Business.
(b)    Other than as set forth in Section 1.1(ii) of the Disclosure Schedules, there are no other employees of Seller or any of its Subsidiaries who are engaged wholly or primarily in the provision of services to the Business or whose transfer to Purchaser and its Affiliates is required under local Law.
(c)    Except as set forth on Section 4.17(c) of the Disclosure Schedules and as required by any applicable Law, no consent or consultation of, requirement to provide information to, or the rendering of or receipt of an opinion or formal advice by, any Employee Representative, group of employees, or any Governmental Authority with jurisdiction over labor matters is required for Seller or any other Selling Entity to enter into this Agreement or to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Since July 3, 2018, each of Seller and the other Selling Entities has complied in all material respects with their respective obligations to inform and/or consult which are similar to the type described in the immediately preceding sentence.
(d)    Except as would not, individually or in the aggregate, be material to the Business, the Business is and has since July 3, 2018 been conducted in compliance with all applicable Laws respecting labor, employment, fair employment practices, equal employment opportunities (including the prevention of discrimination, harassment and retaliation), terms and conditions of employment, labor-management relations, the termination of employment, the classification of employees as exempt or non-exempt from overtime pay requirements, the classification of non-employee workers, contractors and consultants, wages and hours (including payment of all wages and overtime), work authorization, immigration, occupational safety and health, holiday pay, and mass layoffs and plant closings. No action, arbitration, dispute, litigation, audit, complaint, charge, inquiry, material disciplinary or grievance proceeding, or investigation by, on behalf of, or in relation to any current, former, or prospective employee of the Business, or any labor union, works council, or trade union, or otherwise relating to the labor or employment practices with respect to the Business (including for the avoidance of doubt any audit, investigation, or other proceeding conducted by any tax or revenue authority) is pending or, to the knowledge of Seller, threatened which, if adversely decided, may reasonably, individually or in the aggregate, be material to the Business.
(e)    Neither Seller nor any other Selling Entity has closed any site of employment, effectuated any mass layoffs or redundancies, or implemented any early retirement, exit incentive or other group termination program in the Territory since July 3, 2018, nor planned or announced any such action or program for the future.
4.18    Transferred Real Property.
(a)    No member of the Seller Group owns any Real Property.
(b)    A true and complete copy of the Transferred Real Property Lease (including any exhibits, appendix, addenda, schedules, amendments and modifications thereto) has been made available to Purchaser. Seller or its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Transferred Real Property, subject to no liens other than Permitted Liens. The Transferred Real Property Lease is the valid and binding obligation of Seller or one of its Subsidiaries, enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception. Neither Seller nor any Subsidiary has received any written notice from any Landlord of, nor does Seller or any Subsidiary have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Transferred Real Property. Seller and its Subsidiaries have not subleased, licensed or otherwise granted any other party the right to use or occupy any Transferred Real Property or any portion thereof.
4.19    Environmental Matters.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect: (i) each of Seller and the other Selling Entities in respect of the Business and the Transferred Assets are in compliance with all, and have not violated any, Environmental Laws, including the possession of, and the compliance with, all Permits required under Environmental Laws; (ii) to the knowledge of Seller, there has not been any Release or threatened Release of Hazardous Materials at, on, under or from any Real Property or, to the knowledge of Seller, any other real property, in a manner that would reasonably be expected to give rise to liability under any Environmental Laws to Seller or any Selling Entity in respect of the Business or the Transferred Assets; (iii) none of Seller or any other Selling Entity has received any Environmental Claim relating to the Business or the Transferred Assets and, to the knowledge of Seller, there are no Environmental Claims threatened against Seller or any Selling Entity in respect of the Business or the Transferred Assets; (iv) none of Seller or any other Selling Entity is subject to any Order or settlement relating to compliance with Environmental Law; and (v) none of Seller or any other Selling Entity has assumed or retained, by contract, operation of law, any obligation under any Environmental Law or concerning any Hazardous Materials relating to the Business or the Transferred Assets.
(b)    Seller has made available to Purchaser, copies of all environmental reports, studies, assessments, audits, sampling data and similar documents containing material information that may affect the Business, and all correspondence alleging any material violation of or liability under Environmental Laws and other written Environmental Claims, in each case, in their possession or control and relating to the Transferred Assets and/or the Business.
4.20    Affiliate Agreements.
Section 4.20 of the Disclosure Schedules lists all Affiliate Agreements that relate to the Business. Seller has made available to Purchaser or its Representatives copies of each such Affiliate Agreement.
4.21    Distributors.
Section 4.21 of the Disclosure Schedules sets forth all of the distributors engaged by the Business during the 12-month period ended September 30, 2019 (the “Business Distributors”) and the aggregate amount of revenue attributable to each for such period. As of the date hereof, no Business Distributor has (i) canceled, terminated, adversely modified, or failed to renew its business relationship with the Seller Group or notified in writing to Seller or any of its Subsidiaries of any intention to cancel, terminate or adversely modify in any material respect, or fail to renew its relationship with the Seller Group, or (ii) provided written notice to the effect that it will fail to perform, or is reasonably likely to fail to perform, its material obligations in respect of its relationship with the Seller Group. There are no pending material disputes with any Business Distributor.
4.22    Brokers and Other Advisors.
No member of the Seller Group has retained any investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

4.23    No Other Representations or Warranties.
The representations and warranties contained in this Article IV (as modified by the Disclosure Schedules) and the express representations and warranties contained in the other Transaction Documents are the only representations and warranties made by Seller with respect to the Seller Group, the Business, the Transferred Assets and the Transferred Liabilities and none of Seller, any Subsidiaries or Affiliates of Seller nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Seller Group, the Business, the Transferred Assets, the Transferred Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement, including as to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the Transferred Assets, (b) the use of the Transferred Assets and the operation of the Business by Purchaser after the Closing in any manner other than as used and operated by Seller or its Subsidiaries, or (c) the probable or potential success or profitability of the ownership, use or operation of the Business by Purchaser after the Closing. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THE OTHER TRANSACTION DOCUMENTS, ALL TRANSFERRED ASSETS ARE CONVEYED ON AN “AS IS” AND “WHERE IS” BASIS AND WITH ALL FAULTS. Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedules) or the express representations and warranties contained in the other Transaction Documents and the indemnification obligations set forth in Article IX hereof or as otherwise provided in the Transaction Documents, Purchaser has not relied upon and neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person for any information provided to, or used by, Purchaser or its Representatives relating to the Business, the Transferred Assets, the Transferred Liabilities or otherwise in expectation of the transactions contemplated by this Agreement and the other Transaction Documents, including any materials prepared by Seller or any of its Affiliates, or any of the Representatives of the foregoing related to the Business, the Transferred Assets or the Transferred Liabilities and any information, document, or material made available to Purchaser or its Representatives, whether orally or in writing, in Purchaser’s due diligence review, including in certain “data rooms” (electronic or otherwise), management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser, due diligence reviews, or in any other form related to the transactions contemplated by this Agreement and the other Transaction Documents, including during the negotiation of such transactions.
ARTICLE V
REPRESENTATIONS OF PURCHASER
Purchaser represents and warrants to Seller as follows:
5.1    Corporate Existence.
Purchaser is duly organized and validly existing under the Laws of Switzerland. Purchaser has all requisite corporate power and authority to own, lease and operate the Transferred Assets, to assume the Transferred Liabilities, and to carry on the Business in substantially the same manner as it is now being conducted by Seller and its Subsidiaries.
5.2    Corporate Authority.
(a)    This Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby involving Purchaser have been duly authorized by Purchaser by all requisite corporate action. Purchaser has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.
(b)    Except for any requirements under Competition Laws in the jurisdictions set forth in Schedule 6.3(b) hereto, the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the certificate of incorporation or by-laws or similar organizational documents of Purchaser, (B) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser is subject or is a party, or (C) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser or any of its properties or assets, except, in the case of clauses (B) and (C), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.3    Governmental Approvals and Consents.
Except for any requirements under Competition Laws in the jurisdictions set forth in Schedule 6.3(b) hereto, no Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.4    Litigation.
As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Purchaser, investigation or threatened Proceeding against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.5    Financial Capacity.
Purchaser will have at the Closing all funds necessary to pay and satisfy in full the obligations pursuant to this Agreement to pay (i) the Estimated Purchase Price and all amounts payable at Closing and following the Closing pursuant to Article III and (ii) all fees and expenses of Purchaser and its Affiliates, including in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
5.6    Brokers and Other Advisors.

None of Purchaser nor any of its Affiliates has retained any financial advisor, investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation from Seller or its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.
5.7    Employee Consultations.
Except with respect to the information and consultation process that may be required with the relevant French Employee Representative(s) and the Swedish Employee Representative(s) of Purchaser and/or any of its Affiliates, no consent or consultation of, requirement to provide information to, or the rendering of or receipt of an opinion or formal advice by, any Employee Representative, group of employees, or any Governmental Authority with jurisdiction over labor matters is required for Purchaser or any other Affiliate of Purchaser to enter into this Agreement or to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
5.8    Acknowledgments by Purchaser.
(a)    Purchaser acknowledges that the representations and warranties contained in Article IV (as modified by the Disclosure Schedules) and the express representations and warranties contained in the other Transaction Documents are the only representations and warranties made by Seller with respect to the Seller Group, the Business, the Transferred Assets and the Transferred Liabilities and none of Seller, any Subsidiaries or Affiliates of Seller nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Seller Group, the Business, the Transferred Assets, the Transferred Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement, including as to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the Transferred Assets, (b) the use of the Transferred Assets and the operation of the Business by Purchaser after the Closing in any manner other than as used and operated by Seller or its Subsidiaries, or (c) the probable or potential success or profitability of the ownership, use or operation of the Business by Purchaser after the Closing. Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV (as modified by the disclosure schedules) and the express representations and warranties contained in the other Transaction Documents.
(b)    In connection with the due diligence investigation of the Business and the Transferred Assets by Purchaser and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Purchaser and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Seller Group and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Seller Group and the Business. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Purchaser will have no claim against the Seller Group, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Purchaser hereby acknowledge and agree that neither the Seller Group nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other

Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in Article IV of this Agreement (as modified by the Disclosure Schedules) and the express representations and warranties contained in the other Transaction Documents.
ARTICLE VI
AGREEMENTS OF PURCHASER AND SELLER
6.1    Conduct of the Business.
(a)    During the period from the date hereof until the Closing or earlier termination of this Agreement in accordance with Article X (such period, the “Interim Period”), except (a) as expressly contemplated or required by this Agreement, (b) as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (c) as set forth in Section 6.1(a) of the Disclosure Schedules or (d) as required by applicable Law, Seller shall, and shall cause its Affiliates (x) to conduct the Business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve the Business intact, including existing relations and goodwill with Governmental Authorities, clients, customers, vendors and suppliers of the Business and Business Employees and (y) not to, to the extent relating to the Business:
(i)    (A) incur, guarantee, become liable for or assume any indebtedness and/or (B) make any loan, advance or capital contribution to or investment in any Person, in each case of clauses (A) and (B), as would impose any Liability on Purchaser, its Affiliates, the Business or the Transferred Assets;
(ii)    enter into or consummate any transaction involving the acquisition of the equity interests in or portion of the Assets of, or forming a joint venture or partnership with, any business or Person or any division thereof (whether by merger, consolidation, exchange of equity securities or by any other manner in a single transaction or series of related transactions);
(iii)    other than any indirect sale, transfer or conveyance of Transferred Assets in connection with an Arlo Acquisition Transaction, sell, lease, license, transfer, assign, convey, abandon, allow to lapse or expire, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of the Transferred Assets, other than any dispositions of inventory or obsolete or worthless Transferred Assets in the ordinary course of business;
(iv)    (A) modify, amend, fail to renew or terminate any Transferred Business Contract, or waive, release or assign any material rights or material claims under any Transferred Business Contract, (B) enter into any Contract that would be a Transferred Business Contract if in existence as of the date hereof (other than Subscription Agreements), or (C) enter into any Contract that (1) contains either (x) a change in control provision in favor of the other party or parties thereto or (y) an anti-assignment provision requiring consent or approval to effect the assignment of such Contract, or (2) that would require a payment to or give rise to any rights to any Person in each case of the foregoing clauses (1) and (2), in connection with the transactions contemplated hereby;
(v)    use, apply to register or register, license, authorize, enable, assist, consent to, encourage, facilitate, promote or permit any Person to use Seller’s trademarks and logos in the

Territory, other than non-exclusive licenses granted to customers and users in the ordinary course of business;
(vi)     except as required by any Benefit Plan: (A) increase the salary or other compensation of any Business Employee, other than in the ordinary course of business (and in no event shall such increases in the aggregate with respect to any Business Employee be in excess of 2%), (B) make any long-term incentive awards (cash or equity), pay or grant any new or additional entitlement to severance or termination pay, or grant transaction, retention, or other similar bonus to any Business Employee, (C) take any action to accelerate the vesting or payment of any compensation or benefit to any Business Employee or accelerate the funding under any Assumed Benefit Plan, (D) adopt, materially amend, or terminate any Assumed Benefit Plan (or any arrangement that would be an Assumed Benefit Plan if in effect as of the date of this Agreement), (E) propose, agree to or effect any material change to any Business Employee’s terms of employment or engagement, (F) terminate (other than for cause) any Business Employee or hire any individual who would become a Business Employee, or (G) transfer the employment of any individual to or from the Business;
(vii)    (A) recognize any Employee Representative as the representative of any Business Employees, or (B) enter into any new or amended Labor Contract except as required by applicable Law;

(viii)    (A) make any change to the accounting policies or procedures in effect as of the date of the Financial Information to the extent such change would be inconsistent with the accounting policies or procedures utilized or to be utilized in connection with the preparation of the Estimated Closing Statement or the Closing Statement, except (i) as required by GAAP (or any interpretation thereof) or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law, (B) change or modify the sales, marketing or contracting policies, procedures or practices with any current or prospective distributor, end-use customer, client, channel partner or similar person and/or (C) other than in the ordinary course of business, change or modify any credit collection and payment policies, procedures or practices (including any acceleration in the collection of receivables or delay in the payment of payables);
(ix)    initiate, settle, compromise, waive, discharge or agree to initiate, settle, compromise, waive or discharge any Proceeding, that (A) would involve the payment of monetary damages in excess of $[***], (B) would involve any admission of wrongdoing by the Business, or any of its directors, officers, employees or agents, (C) involves any regulatory agency or other Governmental Authority or alleged criminal wrongdoing or (D) would result in any injunctive or non-monetary relief or would impose any material restrictions or obligations on the Business;
(x)    (A) adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) discontinue the Business in any respect;
(xi)    make, change or revoke any material Tax election or settle or compromise any claim, assessment or dispute with respect to a material amount of Taxes, in each case, (x) which reasonably would be expected to have an adverse impact on Purchaser or its Affiliates and (y) only with respect to Taxes that relate primarily to the Transferred Assets;
(xii)    make material changes to any internal or posted policies and procedures with respect to data privacy and data security related to the Transferred Assets;
(xiii)    any action that would constitute (i) a breach of the provisions of the Supply Agreement that are in effect at the Effective Time or (ii) a breach of the Supply Agreement provisions related to exclusivity or a material breach of the Supply Agreement provisions related Intellectual Property, if such provisions were in full force and effect as of the Effective Time;
(xiv)    subject to Section 6.24, modify, amend, renew, extend, provide any consent or agreement under, waive any provision of, or take any other action under or with respect to, each Transferred Business Contract listed on Schedule 6.1(a)(xiv) hereto (the “Restricted Contracts”); or
(xv)    authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.
Notwithstanding anything in this Section 6.1, Seller shall not be required to take any action or non-action that in the reasonable and good faith judgment of counsel to Seller would violate any Law applicable to Seller or any other Selling Entity.

6.2    Investigation of Business.
(a)    During the Interim Period, and subject to applicable Laws, the terms of any confidentiality restrictions under Contracts to which a member of the Seller Group is a party as of the date hereof and Sections 6.2(b) and 6.4, Purchaser shall be entitled, including through its Representatives, to have such reasonable access to the properties, businesses, operations, personnel and books and records of, or pertaining to, the Transferred Assets and the Business as it reasonably requests in connection with Purchaser’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be at Purchaser’s expense and shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances, and in the case of access or examination that requires physical access to the properties of the Seller Group or the Transferred Employees (except for [***]), subject to the reasonable supervision of Seller, and shall be subject to restrictions under applicable Law. Purchaser shall not, and shall cause its Representatives not to meet with any Business employees or other personnel other than such employees or other personnel listed on Schedule 6.2(a) hereto without prior notice to Seller. Seller shall use its commercially reasonable efforts to cause the Representatives of Seller and its Subsidiaries to reasonably cooperate with Purchaser and its Representatives in connection with such access and examination, and Purchaser and its Representatives shall reasonably cooperate with Seller and its Subsidiaries and their respective Representatives and shall minimize any unreasonable disruption to the Business and the Retained Business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of Seller or any of its Subsidiaries or (ii) require Seller or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality or privacy obligations to which Seller or any of its Subsidiaries is bound solely on the basis that the disclosure of such information would, in the reasonable and good faith judgment of counsel to Seller, violate such attorney-client privilege or conflict with such confidentiality obligations; provided, however, that Seller shall promptly notify Purchaser thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such attorney-client privilege or confidentiality obligations. All requests for information made pursuant to this Section 6.2(a) shall be directed to an executive officer of Seller, the employees and other personnel listed on Schedule 6.2(a) with respect to the subject matter listed on Schedule 6.2(a) or other Person designated by Seller.
(b)    Purchaser acknowledges that the information provided to Purchaser in connection with this Agreement is subject to the confidentiality terms of the confidentiality agreement between Hellman & Friedman Advisors LLC and Seller, dated as of June 6, 2019 (as amended from time to time, the “Confidentiality Agreement”), the confidentiality terms of which are incorporated herein by reference. Effective upon the Closing, the terms of the Confidentiality Agreement which place confidentiality obligations on Purchaser, its Affiliates and/or Representatives will terminate solely with respect to information relating to the Business.
6.3    Necessary Efforts; No Inconsistent Action.
(a)    Subject to Section 6.3(b) and the other terms and conditions of this Agreement, Seller and Purchaser agree, and Seller agrees to cause the Seller Group, to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied, including all actions necessary to obtain (i) all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders

(each a “Consent”) of any Governmental Authority required for the satisfaction of the conditions set forth in Section 7.1(b), and (ii) all other (A) Consents of any Person (including all required Consents

(b)
under Transferred Business Contracts and the Transferred Real Property Lease), necessary or desirable in connection with the consummation of the transactions contemplated by the Transaction Documents and (B) novations of the Transferred Business Contracts, it being understood that (x) neither Party nor any of their respective Subsidiaries shall be required to expend any money other than for filing fees or expenses or immaterial administrative or legal costs or expenses, (y) the prior written consent of Purchaser shall be required with respect to any amendment, waiver or modification to any Transferred Business Contract for the purpose of obtaining any such Consent that is adverse to Purchaser or the Business and (z) in no event shall any Party be required to seek a novation of any Transferred Business Contract unless (1) such novation is required under applicable Law to transfer the burden and/or obligations of such Transferred Business Contract or (2) Purchaser reasonably expects that novating such Transferred Business Contract would reduce applicable Transfer Taxes (and, for the avoidance of doubt, if the parties to a Transferred Business Contract have agreed that such Transferred Business Contract is to be novated (pursuant to this clause (z) or otherwise), this Agreement shall not constitute an assignment or attempted assignment of such Transferred Business Contract nor shall this Agreement amount to an agreement for the sale of any interest in such contract). The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.
(c)    In connection with the efforts referenced in Section 6.3(a), each of Seller and Purchaser shall cooperate with one another and use its reasonable best efforts to, and cause its respective Affiliates to use their reasonable best efforts to, (i) prepare all necessary documentation (including furnishing all information required under the applicable Competition Laws in the jurisdictions listed in Schedule 6.3(b) hereto) to effect promptly all necessary filings with any Governmental Authority and (ii) obtain all Consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Each of Seller and Purchaser shall provide to the other copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity or other Governmental Authority relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.3. Each of Seller and Purchaser shall promptly inform the other of any material oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Neither Seller nor Purchaser shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. To the extent permissible under applicable Law, each of Seller and Purchaser will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the Competition Laws. The Parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.3(b) or any other Section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials; provided further, that materials provided pursuant to this Section 6.3(b) may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to address reasonable attorney-client privilege, confidentiality or commercial sensitivity concerns.
(d)    Without limiting the generality of the undertakings pursuant to this Section 6.3, each of Seller and Purchaser shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity, information and documents requested by such Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the Competition Laws of the jurisdictions listed in Schedule 6.3(b) hereto as promptly as reasonably practicable, and in any event no later than five Business Days, and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any such Competition Laws. Purchaser shall be responsible for all filing fees under any Competition Laws and/or under any such other laws or regulations applicable to Purchaser.
(e)    Without limiting the generality of Purchaser’s undertaking pursuant to Section 6.3(a), Purchaser shall use commercially reasonable efforts to, and shall cause its Subsidiaries to, take all actions necessary to avoid or eliminate each and every impediment under any Competition Law (including if any objections are asserted with respect to the transactions contemplated hereby under any Competition Law) so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the Outside Date).
(f)    From the date of this Agreement through the date the consents required pursuant to Section 6.3(a) are obtained, Seller and Purchaser shall not, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so could reasonably be expected to materially hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under applicable Competition Laws, or the obtaining of any other Consents from the applicable Governmental Authorities, including those required pursuant to Section 6.3(a).
6.4    Public Disclosures; Confidentiality.
(a)    Unless otherwise required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted, no press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of either Party upon the advice of outside counsel such a press release or public announcement is required by Law or the rules or regulations of any stock exchange on which such Party’s stock is traded, the Party intending to make such release or announcement shall to the extent practicable use commercially reasonable efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.
(b)    Each of Seller and Purchaser agrees that this Agreement, the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Document shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Purchaser or Seller are listed, (ii) disclosure by the Sponsors or their respective Affiliates of customary information to direct or indirect, current or prospective, investors or limited partners or to their respective Affiliates who are subject to customary confidentiality obligations and (iii) as otherwise agreed by each of Purchaser and Seller. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Purchaser and Seller agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that either Seller, in the case of Purchaser, or Purchaser, in the case of Seller, shall reasonably request.
6.5    Access to Records.
(a)    Exchange of Information. For a period of six (6) years after the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access, during regular business hours, to the other Party’s employees and to any books, records, documents, files, correspondence (including email correspondence) and other Books and Records in the possession or under the control of the other Party or such other Party’s Subsidiaries, in each case, relating to the Business or the Transferred Assets that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any of its Affiliates (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party or any of its Affiliates, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements applicable to such requesting Party or any of its Affiliates, (iii) in connection with the preparation of the financial statements of such Party or its Affiliates, (iv) to comply with its obligations under this Agreement or any of the other Transaction Documents or (v) in connection with the operation and conduct of the Business; provided, that such access shall not unreasonably interfere with the normal business operations of Seller, Purchaser or their respective Affiliates, as applicable; provided, further, that prior to any such access, Seller, Purchaser, their respective Affiliates and their Representatives, as applicable, shall enter into a customary confidentiality agreement with the Party providing such access, such agreement to incorporate customary provisions required to address the transfer and further processing of personal data by the recipient under applicable data protection and privacy Laws (“Data Sharing Agreement”) including standard contractual clauses (adopted by the European Commission Decision 2004/915/EC on 27 December 2004 (controller to controller transfers)) in the case of transfers to a third country. Notwithstanding anything to the contrary set forth in this Section 6.5(a), no Party shall be required to provide access to or disclose information (x) where such access or disclosure would violate any Law (including any applicable data protection and privacy Laws) or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Subsidiaries or otherwise not relating to the other Party and its Subsidiaries, and, in the event such provision of information could be commercially detrimental, violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence or (y) in the event of a dispute between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules. To the extent that either Party is provided access to Personal Data by the other Party pursuant to this Section, the receiving Party shall (without prejudice to the foregoing obligations set forth in this Section 6.5(a)) comply with all applicable data protection and privacy laws in respect of its Processing of such Personal Data as a controller (as defined by the GDPR).
(b)    Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
(c)    Record Retention. Except as otherwise provided herein, and to the extent permitted by applicable data protection and privacy Law, each Party agrees to use its reasonable commercial efforts to retain the books, records, data (including Personal Data, customer and end-user data), documents, files, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Transferred Assets, in any form or media, other than Excluded Assets (the “Books and Records”) in their respective possession or control for a period of six (6) years, following the Closing Date. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its record retention policies consistent with past practice and/or applicable data protection and privacy Laws; provided, that, prior to such destruction or disposal (i) such Party shall provide no less than 30 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as soon as reasonably practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
(d)    Limitation of Liability. No Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(c).
(e)    Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.
(f)    Confidential Information. Nothing in this Section 6.5 shall require either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall use all commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.
6.6    Employee Relations and Benefits.
(a)    Continuation of Employment; Transferred Employees.
(i)    Where applicable Law provides for the automatic transfer of employment of any Business Employee upon the consummation of the Closing, the Parties (x) shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Business Employee to Purchaser or its applicable Affiliate by operation of Law as of the Closing and (y) shall not take and shall not cause to be taken any such actions that would result in the employment of such Business Employee not transferring automatically to Purchaser or its applicable Affiliate by operation of Law as of the Closing.
(ii)    Where applicable Law does not provide for the automatic transfer of employment of any Business Employee upon the consummation of the Closing, between the date of this Agreement and the Closing Date, Purchaser shall offer (or cause its applicable Affiliate to offer) employment with Purchaser or its applicable Affiliate effective as of the Closing (which offer may be of at-will employment to the extent permitted by applicable Law), to each Business Employee who, on the Closing Date, is actively employed by Seller or its applicable Subsidiary (or is not actively at work due to vacation, holiday, illness, short-term disability, or other authorized leave of absence or other leave protected under applicable Law) pursuant to appropriate transfer documentation as required by Law, including, as applicable, an Employee Tripartite Transfer Agreement between each such Business Employee and Purchaser (or Purchaser’s Affiliate) and Seller (or Seller’s Affiliate) in a form agreed by Seller and Purchaser (“Tripartite Agreements”) to effect the change in employer. Business Employees who accept such offers and commence employment with Purchaser or its applicable Affiliate, together with the Business Employees whose employment is automatically transferred as set forth in Section 6.6(a)(i) (not including, for the avoidance of doubt, any Business Employees who reject or opt out of such automatic transfer), are herein collectively referred to as “Transferred Employees”. If and to the extent that any Business Employee who is on long-term disability as of the Closing Date who would otherwise have been eligible to receive an offer of employment as provided in this Section 6.6(a)(ii) is able to return to active employment within 180 days following the Closing Date (or such longer period as required by applicable Law), Purchaser shall offer (or cause its applicable Affiliate to offer) employment as provided in this Section 6.6(a)(ii) and, if such Business Employee accepts such offer and commences employment pursuant to the terms thereof, such Business Employee shall become a Transferred Employee from and after the date employment commences as provided in such offer. Any Business Employee who is on long-term disability as of the Closing Date who is not able to return to active employment within 180 days following the Closing Date (or such longer period as required by applicable Law) shall be retained by Seller or its applicable Subsidiary. The applicable date on which a Transferred Employee commences employment with Purchaser or its applicable Affiliate is referred to herein as the “Applicable Transfer Date”.
(b)    Continuation of RSU Awards by the Seller. Seller shall take all actions reasonably necessary or appropriate so that each outstanding Restricted Stock Unit Award granted by Seller (each, a “Seller RSU Award”) before the Applicable Transfer Date that is outstanding and held by a Transferred Employee as of immediately prior to the Applicable Transfer Date shall continue to vest and settle after the Applicable Transfer Date according to the terms and conditions provided in the applicable Award Agreement pursuant to which such Seller RSU Award was granted, including employment termination provisions (which shall apply to termination of employment with Purchaser or its Affiliates). Purchaser shall notify Seller upon termination of employment of any of the Transferred Employees who hold Seller RSU Awards. Purchaser shall be liable for all employer payroll and employment Taxes due and payable in respect of the vesting and settlement of the Seller RSU Awards. Seller shall net settle the Seller RSU Awards as and when such Seller RSU Awards become vested, and promptly following such vesting and net settlement, provide Purchaser with the applicable amount of Tax that is required to be withheld with respect thereto, and Purchaser, subject to receipt of such amount from Seller, shall procure that such withholding Tax is remitted to the appropriate Governmental Authority in compliance with all applicable Laws. For purposes of this Section 6.6(b), “Award”, “Award Agreement” and “Restricted Stock Unit” shall have the meaning given to that term in the Arlo Technologies, Inc. 2018 Equity Incentive Plan.
(c)    Compensation by Purchaser of NETGEAR, Inc. RSU Awards. Seller shall notify NETGEAR, Inc. of the transfer of employment from Seller and its Affiliates to Purchaser and its Affiliates of any Transferred Employees holding any outstanding NETGEAR, Inc. restricted stock unit award (“NETGEAR Awards”). Purchaser will provide in writing to Transferred Employees who hold NETGEAR Awards immediately prior to the Applicable Transfer Date a cash retention bonus, in an amount equal to or greater than the fair market value of the outstanding NETGEAR Awards held by such Transferred Employee as of the date of this Agreement, which fair market value shall be equal to (x) the number of shares of NETGEAR, Inc. common stock underlying such restricted stock unit award multiplied by (y) the closing price of a share of NETGEAR, Inc. common stock as of the date of this Agreement (or if the date of this

Agreement is not a trading day, on the immediately preceding day). Purchaser shall pay the cash retention bonus in a period of up to eighteen (18) months as from the Applicable Transfer Date in accordance to the specific terms and conditions of the cash retention bonus letter to be given to each applicable Transferred Employee by Purchaser on or around the Applicable Transfer Date. Purchaser shall be free to decide (or agree otherwise with any Transferred Employee) to pay the cash retention bonus in installments or in accordance with a schedule different from the original vesting schedule of the NETGEAR Award and/or to establish that any applicable Transferred Employee that voluntarily terminates employment with Purchaser and its Affiliates or whose employment is terminated by Purchaser or its Affiliates for cause before eighteen (18) months from the payment of each cash retention bonus payment shall have to reimburse such amounts to Purchaser or its applicable Affiliate, subject to applicable Law. Purchaser or its Affiliates have no obligations under applicable Law to provide the retention bonus described in this Section 6.6(c), and shall not be liable for any failure by any Transferred Employee to accept such cash retention bonus offered in accordance with this Section 6.6(c).
(d)    Continuation of Compensation and Benefits. Unless otherwise agreed between Purchaser or any of its Affiliates and the applicable Transferred Employee, for a period of twelve (12) months immediately following the Closing Date (or such longer period as required by applicable Law or by applicable Tripartite Agreements), Purchaser shall provide (or cause its applicable Affiliate to provide) to each Transferred Employee (i) a base salary or base wages that are no less favorable than those provided to such Transferred Employee as of immediately prior to the Closing Date, (ii) annual cash compensation opportunities that are substantially comparable in the aggregate to those provided to similarly situated employees of Purchaser and its Affiliates under Purchaser’s and its Affiliates’ plans and arrangements, (iii) other employee benefits (excluding equity and equity-based compensation, severance, occupational pension, defined benefit retirement benefits and retiree life and retiree medical benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Purchaser and its Affiliates, and (iv) any other additional terms and conditions of employment required by applicable Law, or are required by a Tripartite Agreement or Contract with any Transferred Employee.
(e)    Post-Closing Benefit Plan Participation. From and after the Applicable Transfer Date, Purchaser shall use commercially reasonable efforts to cause any employee benefit plans of Purchaser and its Affiliates in which the Transferred Employees are entitled to participate after the Applicable Transfer Date (“Purchaser Plans”) to take into account for purposes of eligibility and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), services prior to the Closing by such Transferred Employees to Seller or its Subsidiaries (and any predecessors thereof that previously employed such Transferred Employees and as to which Seller and/or such Subsidiary of Seller recognized such years of service) as if such service were with Purchaser and its Affiliates. With respect to each Transferred Employee who elects to participate in Purchaser Plans following the Applicable Transfer Date, and such Transferred Employee’s dependents, Purchaser shall, and shall cause its applicable Affiliate to, use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under Seller’s and/or any its applicable Subsidiaries’ comparable medical, dental, pharmaceutical and vision benefit plans prior to the Applicable Transfer Date and (ii) apply towards any deductible requirements and out-of-pocket maximum limits under its benefit plans applicable to the year in which the Applicable Transfer Date occurs, any amounts paid by such Transferred Employee toward such requirements and limits under Seller’s and/or Seller’s Subsidiaries’ benefit plans for such applicable year.
(f)    Severance Obligations. The Parties intend that the transactions contemplated by this Agreement shall not constitute a separation, termination, or severance of employment of any Business

Employee prior to or upon the consummation of the Closing and that, to the extent possible under any applicable Law, the Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Applicable Transfer Date, and Seller and Purchaser shall comply with any requirements under applicable Law to ensure the same. Without limiting the provisions of Section 6.6(g), Seller shall bear any costs related to, and shall indemnify and hold harmless Purchaser and its Affiliates from and against, any claim made against Purchaser (or Purchaser's Affiliate) by any Business Employee for any Severance Obligations, in each case, arising out of, relating to, or in connection with any of the following: (i) subject to Section 6.6(f)(IV), any Business Employee’s refusal, prior to the Applicable Transfer Date, to accept an offer of employment from, or rejection of an automatic transfer of employment to, Purchaser or any of its Affiliates (including such refusal based on the terms of the cash retention bonus offered to such Business Employee by Purchaser pursuant to Section 6.6(c)), (ii) any action taken by Seller or its Subsidiaries (in the case of Transferred Employees, on or prior to the Applicable Transfer Date) to terminate the employment of any Business Employee or individual who would otherwise have been a Business Employee but for such action or which provides such individual a right to terminate employment, including any action or omission by Seller or its Subsidiaries (x) to amend or otherwise modify, on or prior to the Applicable Transfer Date, any terms and conditions of employment applicable to, or compensation and benefits provided to, any Business Employee or (y) that does not comply with applicable Law or the terms of any Benefit Plan. Without limiting the provisions of Section 6.6(g), Purchaser shall bear any costs related to, and shall indemnify and hold harmless Seller from and against, any claims made by any Business Employee for any Severance Obligations, in each case, arising out of, relating to or in connection with any of the following: (I) the failure of Purchaser or its applicable Affiliate to make offers of employment to, or continue the employment of, any Business Employee in accordance with this Agreement or as required by applicable Law (other than, for the avoidance of doubt, as a result of any Business Employee’s refusal to accept an offer of employment from, or rejection of an automatic transfer of employment to, Purchaser or any of its Affiliates prior to the Applicable Transfer Date) or as required under any Tripartite Agreement, (II) any action taken on or after the Applicable Transfer Date by Purchaser or any of its Affiliates to terminate the employment of any Transferred Employee, (III), any action or omission by Purchaser or any of its Affiliates (X) to amend or otherwise modify on or after the Applicable Transfer Date any terms and conditions of employment applicable to, or compensation and benefits provided to, any Transferred Employee or (Y) that does not comply with applicable Law, the terms of any Tripartite Agreement or other Contract, or the terms of any Assumed Benefit Plan, or (IV) any Business Employee’s refusal to accept an offer of employment from, or to the extent permitted by Law rejection of an automatic transfer of employment to, Purchaser or any of its Affiliates, which is primarily based on Purchaser proposing to make a material adverse change to the working conditions of any Business Employee without the Business Employee’s consent (and a Business Employee’s refusal based on the terms of the cash retention bonus offered to such Business Employee by Purchaser pursuant to Section 6.6(c) shall not be covered by this clause (IV)).
(g)    Assumption and Retention of Liabilities. Following the Closing Date, Purchaser shall, and shall cause its Affiliates to, honor, assume, fulfill, and discharge their respective obligations under the Assumed Benefit Plans in accordance with the terms and conditions thereof. Except to the extent required by applicable Law, effective as of the Applicable Transfer Date, the Transferred Employees shall cease to accrue benefits under Benefit Plans (other than any Assumed Benefit Plans, as applicable) and shall commence participation in Purchaser Plans. The Parties further agree as follows, subject to Section 6.6(f):
(i)    Seller and its Subsidiaries shall remain responsible for (x) all Liabilities arising under Benefit Plans of Seller or its Subsidiaries that are not Assumed Benefit Plans, (y) all Liabilities under Assumed Benefit Plans to the extent such Liabilities relate to the period on or prior to the applicable Transferred Employee’s Applicable Transfer Date and (z) all Liabilities with respect to (A) Transferred Employees that relate to the period on or prior to the Applicable Transfer Date

(specifically including Liabilities regarding any claim in connection with equity awards, vested or unvested, and other entitlements under short or long term equity incentive plans of Seller, in each case, granted prior the Applicable Transfer Date to Transferred Employees other than any claims arising from Purchaser’s unfair dismissal of any Transferred Employee following the Applicable Transfer Date), whether such claims are made prior to, on, or following the Closing Date, (B) Retained Employees and (C) subject to the provisions of Section 6.6(f)(IV) above, Business Employees who are not Transferred Employees (all Liabilities described in this Section 6.6(g)(i) collectively, the “Excluded Employee-Related Liabilities”).
(ii)    Except where the Liability arises as a result of Seller’s or its Subsidiaries’ breach of any of its obligations under this Agreement, including, but not limited to, a breach of its obligations under Section 4.16, Purchaser and its Affiliates shall be responsible for (x) all Liabilities under Purchaser or its Affiliates’ benefits plans to Transferred Employees, (y) all Liabilities under Assumed Benefit Plans to the extent such Liabilities relate to the period following the applicable Transferred Employee’s Applicable Transfer Date, and (z) all other Liabilities with respect to Transferred Employees that relate to the period after the Applicable Transfer Date, including Liabilities for any claims brought by any Transferred Employees or any Governmental Authority with respect to any Transferred Employee against the Seller or any of its Subsidiaries after the Applicable Transfer Date to the extent such claims are the result of Purchaser’s failure to comply with applicable Law or Contracts in connection with the Transferred Employee’s employment or the termination thereof following the Applicable Transfer Date (the Liabilities described in this Section 6.6(g)(ii) collectively, the “Assumed Employee-Related Liabilities”).
(iii)    For purposes of this Section 6.6(g), (A) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Transferred Employee or eligible dependent claiming such benefit, and (B) in the case of any claim for benefits other than those designated in the preceding clause (A) (such as claims for life insurance or disability benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.
(h)    Vacation. Following the Closing, Purchaser or its applicable Affiliate will honor, as to each Transferred Employee, all accrued and unpaid hours of vacation, personal hours or days earned and sick leave applicable to such Transferred Employee as of the Closing relating to the period prior to the Closing.
(i)    Other Accruals. No later than five (5) Business Days before the Closing Date, and with respect to Business Employees, Seller shall, and shall cause its Affiliates to, provide Purchaser with proper accruals regarding accrued but unpaid (i) vacation and (ii) deferred compensation, as required by applicable Law and as outlined in Net Working Capital. With the exception of Transferred Employees’ unpaid commission and bonus amounts earned by Transferred Employees prior to the Closing Date, which shall be paid by Seller in the first payroll cycle after the Closing Date, other compensation and benefit accruals for elements such as but not limited to (i) payroll, (ii) payroll and other employer Taxes, (iii) retirement plan payables, (iv) employee stock purchase plan, (v) expenses and (vi) reimbursements (fuel, tuition or professional membership) shall be settled by Seller prior to the Closing Date.
(j)    Employee Consultations. Prior to the Closing, Seller and the other Selling Entities and Purchaser shall fully comply with all of their respective obligations (whether arising by Law or Contract) in respect of the Business Employees and the contemplated transactions to inform and consult with, or obtain the advice and consent or approval of, any Business Employees and/or Employee Representative, as appropriate.
(k)    Administration. Following the date hereof and subject to applicable Law, the Parties shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.6, including exchanging information and data relating to workers’ compensation, employee benefits, and employee benefit plan coverages and, in the case of Seller, (x) making the Business Employees available during business hours to Purchaser and its Affiliates as may be reasonably requested by Purchaser or its Affiliates for purposes of making employment offers to those employees whose employment will not automatically transfer and (y) encouraging the Business Employees whose employment will not automatically transfer to accept such offers of employment and enter into applicable Tripartite Agreements.
(l)    No Third-Party Beneficiary. This Section 6.6(l) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.6(l), expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6(l). Without limiting the foregoing, no provision of this Section 6.6(l) will create any third-party beneficiary rights in any current or former employee of Seller or its Subsidiaries or any Transferred Employees in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.6(l) is (i) deemed to establish, amend, or modify any Benefit Plan or any other employee benefit plan, policy, program, agreement or arrangement maintained or sponsored by Purchaser or its Affiliates or (ii) intended to interfere with Purchaser’s or its Affiliates’ right from and after the Closing to amend or terminate any employee benefit plan, policy, program, agreement or arrangement or the employment of any Transferred Employee, subject to applicable Law.
(m)    Updated Business Employee List. Seller shall deliver to Purchaser an updated version of Section 1.1(ii) of the Disclosure Schedules (the “Business Employee List”) at least thirty (30) days prior to the Closing Date. Any changes to the Business Employee List following the date hereof shall be mutually agreed to by Purchaser and Seller on or prior to the Closing Date (such agreement of either party shall not be unreasonably withheld, conditioned or delayed).
6.7    Non-Competition.
(a)    From and after the Closing Date until the three (3) year anniversary of the Closing Date, Seller covenants and agrees, that it will not, and will cause each member of the Seller Group not to, directly or indirectly:
(i)    engage or be involved, directly or indirectly, in any business in the Territory that competes with, the Business as conducted by the Seller Group as of the Closing Date (any such business, a “Restricted Business”);
(ii)    acquire beneficial ownership or voting control of any class of the outstanding equity interests (including any debt securities exercisable or exchangeable for, or convertible into, equity interests) of, or, provide any loan or other financial assistance to, any Person that is engaged in a Restricted Business;
(iii)    except to the extent not relating to the Business or the Territory, solicit or attempt to solicit any business, entity or Person that was a distributor engaged by the Business in the Territory as of the Closing Date or during the twelve (12) months prior to the Closing Date (including a Business Distributor) (each a “Current Distribution Relation”); and/or

(iv)    induce or attempt to induce any Current Distribution Relation or any business, entity or Person that was a supplier, vendor or customer of the Business in the Territory as of the Closing Date, to cease doing business with, or adversely modify its business relationship with, the Business.
(b)    Notwithstanding anything to the contrary in this Section 6.7, the provisions of Section 6.7(a) shall not (i) prohibit any member of the Seller Group and any Affiliate of Seller (each, a “Restricted Party”) from, (x) directly or indirectly, owning solely as a passive investment not in excess of [***] percent ([***]) in the aggregate of any class of capital stock of any Person if such stock is publicly traded and listed on any national exchange or quoted on the NASDAQ National Market, regardless of whether or not such Person is engaging in a Restricted Business; provided, no member of the Seller Group has any participation in the management of such Person, or (y) directly or indirectly, acquiring in any transaction or series of transactions, equity securities of any Person, regardless of whether or not such Person is

(c)
engaging in a Restricted Business; provided, that (1) such acquired Person’s Restricted Business accounts for [***] percent ([***]%) or less of the consolidated revenues of such acquired Person as measured during the twelve (12)-month period preceding the date of such acquisition and (2) such Restricted Party sells, transfers or otherwise disposes of such acquired Person’s Restricted Business to a Person who is not an Affiliate of any Restricted Party within [***] from the date of the first related transaction; (ii) prohibit the sale of Seller Group Products and Services in the Territory by the Seller Group’s distributors outside of the Territory who sell Seller Group Products and Services through the world wide web; provided, that (1) Seller refrains from selling the camera-related products or accessories to Persons who Seller knows or has reason to know are unauthorized; (2) Seller does not endorse, support or otherwise facilitate such unauthorized sales and (3) Seller takes commercially reasonable efforts to prevent such unauthorized sales, provided, further, that nothing in this clause (ii) shall require that Seller insert a prohibition on grey goods sales in its contracts with its own customers if such customers do not accept such provision; or (iii) be binding on or be applicable to any Person (an “Acquirer”) that, directly or indirectly, acquires in any transaction or series of transactions (x) equity securities of Seller representing fifty percent (50%) or more of the total voting power represented by Seller’s then issued and outstanding voting securities or (y) all or substantially all of the consolidated assets or business of Seller; provided, that in each case of clauses (x) and (y), Acquirer was not an Affiliate of Seller at the time of acquisition.
(d)    The Parties acknowledge and agree that the restrictions and limitations set forth in Section 6.7 through 6.9 are reasonable, valid in geographical and temporal scope and in all other respects, enforceable, and essential to protect the value of the Seller Group, the Retained Business, the Excluded Assets, the Business and the Transferred Assets. If a court, tribunal or antitrust regulator of competent jurisdiction determines that any term or provision contained in Sections 6.7(a), 6.8 or 6.9 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable; provided, further, that for the avoidance of doubt nothing in this provision shall be read to modify or reduce Purchaser’s obligations under Section 6.3(d).
6.8    Non-Solicitation; No-Hire.
(a)    From and after the Closing Date until the three (3) year anniversary of the Closing Date, Seller covenants and agrees, that it will not, and will cause each member of the Seller Group to not, directly or indirectly, solicit for employment, hire, employ, engage or offer employment to, or seek to induce or influence to leave employment with Purchaser or any of its Affiliates, any Transferred Employee; provided, that the foregoing shall not be deemed to prohibit (i) any member of the Seller Group from engaging in general media advertising or general employment solicitation that is not targeted towards such Transferred Employees or (ii) solicitations, targeting, or hiring, employing, engaging or offering employment to, former employees of Purchaser or any of its Affiliates.
(b)    From and after the Closing Date until the earlier of (x) the three (3) year anniversary of the Closing Date, and (y) the occurrence of a Late Stability Triggering Event or the delivery to Purchaser of an Adverse Notification relating thereto (as each such term is defined in the Supply Agreement), Purchaser covenants and agrees, that it will not, and will cause each of its controlled Affiliates, to not, directly or indirectly, solicit for employment, hire, employ, engage or offer employment to, or seek to induce or influence to leave employment with any member of the Seller Group, any employee of the Seller Group as at the Closing Date; provided, that the foregoing shall not be deemed to prohibit (i) Purchaser or its Affiliates from engaging in general media advertising or general employment solicitation that is not targeted towards such employees or (ii) solicitations, targeting, or hiring, employing, engaging

(c)
or offering employment to, former employees of the Seller Group or any of its Affiliates.
6.9    Non-Disparagement.
From and after the date hereof until the three (3) year anniversary of the Closing Date, the Parties shall not make, and shall cause their controlled Affiliates not to make, either directly or indirectly, except if done in good faith in any Proceeding against the applicable Person, (i) any written negative comment, statement or communication regarding the other Party, any of its Affiliates or any its directors, officers or employees, and if the other Party is Purchaser, regarding any of the Sponsors, in each case, with the intent to harm such Person or (ii) any written derogatory or disparaging comment, statement or communication regarding the other Party, any of its Affiliates or any its directors, officers or employees, and if the other Party is Purchaser, regarding any of the Sponsors. Notwithstanding the foregoing, nothing in this Section 6.9 shall limit a Party’s or its controlled Affiliate’s ability to make true and accurate comments, statements or communications.
6.10    Tax Matters.
(a)    Transfer Taxes. All transfer, filing, recordation, ad valorem, value added, bulk sales, stamp duties, excise, license, or similar fees or taxes (collectively, “Transfer Taxes”) shall be borne by Purchaser. The parties agree that the Final Purchase Price shall be paid exclusive of and without reduction for any VAT chargeable thereon and any such VAT will be borne by Purchaser. Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the Party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Laws under and according to which the respective Tax Returns are due to be filed. Seller and Purchaser shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.
(b)    Tax Returns and Payment of Taxes.
(i)    Seller shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Transferred Assets for any taxable period ending on or prior to the Closing Date. Seller shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.
(ii)    Purchaser shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Transferred Assets for any taxable period beginning after the Closing Date; provided, however, that for the avoidance of doubt Purchaser shall not be liable for any Excluded Liabilities. Purchaser shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.
(iii)    Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Transferred Assets for taxable periods which begin on or prior to the Closing Date and end after the Closing Date (a “Straddle Period”). Seller shall pay to Purchaser at least five (5) days before the date on which Taxes are due with respect to a Straddle Period an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date. For purposes of this Section 6.10(b)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed to be equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date.
(c)    Cooperation and Assistance.
(i)    The Parties shall make commercially reasonable efforts to cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.10.
(ii)    If either Party is liable under this Section 6.10, including any amounts due pursuant to Section 6.10, for any portion of a Tax shown due on any Tax Return required to be filed by the other Party pursuant to this Section 6.10, the Party obligated to file such Tax Return pursuant to this Section 6.10 shall deliver a copy of the relevant portions of such Tax Return (taking into account any extensions, if applicable) to the liable Party. If the Parties acting in good faith disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.10, the Independent Accountant shall determine, consistent with Seller’s past practice unless otherwise required by Law, how the disputed item is to be treated on such Tax Return.
(iii)    Upon request, each Party shall deliver to the tax director of the other Party certified copies of all receipts for any Tax with respect to which such other Party or any of its Affiliates could claim a foreign tax credit and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit.
(iv)    The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to taxable periods that do not begin after the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.10.
(v)    Neither Purchaser nor its Affiliates shall make any material Tax election with respect to the Transferred Assets after the Closing if such election relates to a pre-closing Tax period (or portion thereof) and would reasonably be expected to have a material adverse impact on the Seller or its Affiliates.
(vi)    Upon request, Seller shall deliver to Purchaser the Irish tax reference number of any Selling Entity to the extent reasonably required by Purchaser in order to make an Irish stamp duty filing in connection with the purchase of the Transferred Assets.

(d)    Tax Controversies. Purchaser shall notify Seller in writing promptly (but in no event later than thirty (30) days) (a “Notification”) upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which Seller (or any of its Affiliates) is liable under Section 9.2. Failure to give such Notification shall not relieve the indemnifying party from liability under Section 9.2, as applicable, except if and to the extent that Seller is actually prejudiced thereby. Each Party shall be entitled to take control of the defense of any tax audit or administrative or court proceeding (a “Tax Claim”) relating to Taxes for which it may be liable, and to employ counsel of its choice at its expense; provided, that Seller and Purchaser shall jointly control the defense of any Tax Claim relating to Taxes with respect to a Straddle Period for which Taxes are allocated to both Seller and Purchaser under Section 6.10(b)(iii) of this Agreement and neither Party shall settle without the prior written consent of such other Party, which consent shall not be unreasonably withheld. If Seller takes control of any Tax Claim with respect to a Tax period ending on or prior to the Closing Date, Purchaser shall be entitled to participate, at its expense, in the defense of such audit or proceeding, and Seller may not agree to settle any claim for Taxes to the extent such settlement could have an adverse impact on Purchaser or its Affiliates without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 6.10(d) shall govern to the extent it would otherwise be inconsistent with Section 9.5.
6.11    Mail Handling.
To the extent that Purchaser and/or any of its Subsidiaries receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Purchaser not relating to the Business, the Transferred Assets or the Transferred Liabilities, Purchaser shall promptly deliver such mail or packages to Seller. After the Closing Date, Purchaser may deliver to Seller any checks or drafts made payable to Seller or its Subsidiaries that constitutes a Transferred Asset, and Seller shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Purchaser within ten (10) Business Days for the amounts of all such checks or drafts, or, if so requested by Purchaser, endorse such checks or drafts to Purchaser for collection. To the extent Seller or its Subsidiaries receives any mail or packages addressed and delivered to Seller or its Subsidiaries but relating to the Business, the Transferred Assets or the Transferred liabilities, Seller shall promptly deliver such mail or packages to Purchaser. After the Closing Date, to the extent that Purchaser receives cash or checks or drafts made payable to Purchaser that constitutes an Excluded Asset, Purchaser shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Seller within ten (10) Business Days for such amount received, or, if so requested by Seller, endorse such checks or drafts to Seller for collection. Neither Party may assert any set-off, hold-back, escrow or other restriction against any payment described in this Section 6.11.
6.12    Wrong Pockets.
To the extent that following the Closing, Seller or Purchaser discover that any Asset:
(a)    not intended to be transferred to Purchaser pursuant to the transactions contemplated by this Agreement and the other Transaction Documents was transferred at, prior to or after the Closing (each such Asset, a “Held Asset”), Purchaser shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee without delivery of any incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (B) cause such Held Asset to be used or retained as may be reasonably instructed by Seller; and
(b)    intended to be transferred to Purchaser pursuant to the transactions contemplated by this Agreement and the other Transaction Documents was not transferred at, prior to or after the Closing

(each such Asset, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Omitted Asset to Purchaser or its designated assignee without delivery of any incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Omitted Asset and provide to Purchaser or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (B) cause such Omitted Asset to be used or retained as may be reasonably instructed by Purchaser.
6.13    Release of Liens; Accounts Payable.
(a)    Seller shall cause the release of all Liens (other than Permitted Liens) on each Transferred Asset at or prior to the Closing and shall use its best efforts to provide Purchaser with a confirmation from the holder(s) of such Liens with respect to such release.
(b)    Seller shall cause all accounts payable of the Business relating to the period on or prior to the Closing to be paid to the applicable creditors in accordance with the payment policies, procedures or practices of the Seller Group in effect as at the date hereof.
6.14    Shared Contracts.
(a)    Following the date hereof, the Parties shall use reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Shared Contract that is set forth in Section 6.14 of the Disclosure Schedules (each a “Specified Shared Contract”) to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit Purchaser to operate the Business on an independent basis following the Closing, derive those claims, rights and benefits, and to assume any obligations and economic burdens, as each such Person derives from such Specified Shared Contract immediately prior to the Closing (such portion of the claims, rights benefits, obligations and economic burdens that are related to the Business, is referred to herein as the “Business Portion” and such portion of the claims, rights, benefits, obligations and economic burdens that are related to Seller and the other Selling Entities and their respective Subsidiaries and their businesses (other than the Business), is referred to herein as the “Non-Business Portion”). If, on the Closing Date, any such third party agreement, bifurcation or consent, as the case may be, is not obtained with respect to a Specified Share Contract, Seller and Purchaser shall, for a period of twelve (12) months following the Closing, (a) continue to use commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to such Specified Shared Contract to enter into or to grant, any such new agreements, bifurcations or consents, as applicable, (b) cooperate (at their own expense) reasonably and lawfully following the Closing in a mutually acceptable arrangement under which Purchaser, on the one hand, and Seller and the other Selling Entities, on the other hand, would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate claims, rights and benefits and assume and perform the related obligations and bear the related economic burdens of the Business Portion of such Specified Shared Contract (in the case of Purchaser) and the Non-Business Portion of such Specified Shared Contract (in the case of Seller and the other Selling Entities), including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Specified Shared Contract for the benefit (and at the expense) of Purchaser or any of its Subsidiaries, or Seller or any of the other Selling Entities (as applicable) that is an intended beneficiary thereof pursuant to this Section 6.14 and (c) pay, reimburse and/or otherwise be responsible for the Business Portion of all license fees payable to any licensor by any of the foregoing or their respective Subsidiaries under any such Specified Shared Contract on a pro rata basis (based on the relative proportions of such license fee attributable to the Business Portion and Non-Business Portion of such Specified Shared Contract).

(b)    Notwithstanding anything else set forth in this Section 6.14, neither Party nor any of its Affiliates shall (i) be required to take any action pursuant to Section 6.14(a) that would (x) result in a violation of any obligation which such Party or its Affiliates has to any third party, (y) constitute a breach or violation of any applicable Law (whether by operation of law or otherwise), or (z) adversely affect the rights of Purchaser and its Affiliates thereunder (unless the prior written consent of Purchaser has been obtained), (ii) be obligated to pay (or cause to be paid) (x) fees, costs or expenses in connection with their obligations under Section 6.14(a) (other than immaterial administrative or legal costs and expenses) or (y) any consideration to any third party who is requested to enter into or to grant any such new agreements, bifurcations or consents, or (iii) be required to take any action in connection with any Shared Contract that is not a Specified Shared Contract.
6.15    No Solicitation of Business Acquisition Proposals; Notice of Arlo Acquisition Transaction.
(a)    During the Interim Period, Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate the making or submission of any Business Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person regarding a Business Acquisition Proposal (provided, that informing a Person of the existence of this Agreement after any such Person contacts Seller, any of its Affiliates or any of its or their respective Representatives regarding a Business Acquisition Proposal and of the restrictions set forth in this Section 6.15 shall not be a breach of this Section 6.15) or (iii) furnish any information to any Person with respect to, or agree to or otherwise enter into, any Business Acquisition Proposal. From and after the date hereof, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, discontinue and not engage in any solicitation efforts or negotiations with respect to or in furtherance of any Business Acquisition Proposal. Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller, any of its Affiliates or any of its or their respective Representatives) advise Purchaser orally and in writing of any Business Acquisition Proposal, request for information with respect to any Business Acquisition Proposal or inquiry with respect to or which would reasonably be expected to result in a Business Acquisition Proposal; the material terms and conditions of such request, Business Acquisition Proposal or inquiry; and the identity of the Person making the same.
(b)    During the Interim Period, and subject to the terms of any confidentiality restrictions under Contracts to which a member of the Seller Group is a party as of the date hereof, Seller shall notify Purchaser in writing (i) if it intends to enter into a definitive agreement (other than a confidentiality or exclusivity agreement but including any definitive agreement relating to a tender offer or an exchange offer referred to in clause (ii) below) in respect of an Arlo Acquisition Transaction at least five (5) Business Days prior to the execution of such definitive agreement or (ii) within 48 hours of (A) any tender offer or exchange offer relating to any equity securities of Seller having been commenced or (B) any pre-commencement communication regarding a tender offer or exchange offer relating to any equity securities of Seller pursuant to Section 14d-2(b) of the Securities Exchange Act of 1934 having been filed, in the case of each of (A) and (B) if such tender offer or exchange offer has not previously been approved by Seller’s board of directors.
6.16    Intellectual Property.
(a)    For 180 days after the Closing Date, Seller and its respective Affiliates shall display on their websites and in social media, in the locations previously addressing the Business, a mutually-agreed statement about the transactions contemplated hereby and a link to all websites and other social media venues designated by Purchaser.

(b)    Subject to the terms and conditions of this Agreement, Seller, on behalf of itself and its current Affiliates, covenants not to assert against Purchaser and its Affiliates (or its or their respective vendors, consultants, contractors, suppliers and distributors solely in connection with their providing goods or services to Purchaser or its Affiliates) any Intellectual Property (expressly excluding, however, Trademarks) that was owned by Seller or its current Affiliates as of or prior to Closing and that was used in connection with the Business as of or prior to the Closing, solely with respect to Purchaser and its Affiliates’ efforts to carry out the current and future operations of the Business. The foregoing covenant is non-assignable (except to any Affiliate, or in connection with a merger, consolidation or sale of all, or substantially all, of the Business). For the avoidance of doubt, nothing in the foregoing covenant limits Seller’s ability to enforce its Intellectual Property anywhere in the world except as expressly limited herein.
(c)    Promptly after the date hereof, and in any event prior to the Closing, Seller will take all actions necessary to record Seller as the owner of record in respect of any Trademark registrations included in the Transferred IP, and will provide evidence of such filings to Purchaser promptly after making the same.
6.17    Business Materials; Transferred Personal Property.
At or prior to the Closing Date to the extent reasonably practicable, and otherwise on or promptly after the Closing Date, Seller shall, and shall cause its Affiliates to, to deliver to Purchaser (or its designees) all (i) the Business Materials, the Transferred Books and Records and (ii) the Transferred Personal Property, in each case if and to the extent not already located at the Transferred Real Property or in the possession of Transferred Employees. If, at any time following the Closing, any of Seller or its Affiliates shall discover in its possession or under its control any other such Business Materials, Transferred Books and Records or Transferred Personal Property, Seller shall, and shall cause its Affiliates to, deliver promptly such Business Materials, Transferred Books and Records and/or Transferred Personal Property to Purchaser (or any of its designees).
6.18    Changes to the Transition Services Agreement.
(a)    During the Interim Period, each Party may propose (x) a change to a Transition Service (as defined in the Transition Services Agreement) (including a change to the Fee (as defined in the Transition Services Agreement) payable with respect to a Transition Service), or the addition of a new service, in each case, to be provided pursuant to the Transition Services Agreement after the Closing, or (y) the removal of a Transition Service such that is not required to be provided pursuant to the Transition Services Agreement after the Closing (each such change, addition or removal, a “Change” and each proposal a “Change Request”); provided, that any such Change of the type specified in the foregoing clause (x) by Purchaser will not result in the provision of a Transition Service by Seller that is materially inconsistent with any service provided by Seller or any other Service Provider (as defined in the Transition Services Agreement) to the Business during the 12-month period prior to the Closing Date (except that this proviso will not apply if a Transition Service relates to services that have not been provided by Seller prior to Closing) or require Seller to perform any Transition Service that is prior to the Closing, performed by Transferred Employees. The Parties shall consider and negotiate any Change Request proposed by the other Party acting reasonably and in good faith and shall otherwise negotiate reasonably and in good faith to agree to any Transition Services based on the terms, principles and concepts set out with respect thereto in Schedule A of the Transition Services Agreement (and any changes agreed between the Parties with respect thereto, shall for purposes of the next sentence and Section 8.2(b) be deemed to be a “Change”). If the Parties agree in writing to a Change then Schedule A of the Transition Services Agreement shall be amended accordingly. No Change shall take effect unless and until such Change is agreed to in writing by the Parties.

(b)    Each Party shall appoint an individual to act as the primary point of operational contact for the administration of any Change Requests during the Interim Period (each a “Transition Manager”). Each Transition Manager shall have overall responsibility for (1) coordinating, on behalf of Seller or Purchaser, as applicable, all activities related to Change Requests undertaken by Seller or Purchaser, as applicable, (2) acting as a day-to-day contact with the other Party’s Transition Manager and (3) subject to Section 6.2, making available to the other Party the data, facilities, resources and other support services required in order for the Parties to consider and negotiate any Change Request reasonably and in good faith. The Transition Managers shall meet by telephone every seven-day period during the Interim Period. At each such meeting, the Transition Managers shall discuss (acting reasonably and in good faith) all applicable Change Requests.
6.19    Right of First Offer.
(a)    If at any time following the Closing, Purchaser determines (i) to sell or otherwise dispose of, in one transaction or a series of related transactions, the Business to a Person that is not an Affiliate of Purchaser (other than a sale or disposal that has been mandated by a Governmental Authority (including a Governmental Antitrust Entity)) (a “Business Sale”), or (ii) to effect a solvent voluntary liquidation or dissolution of the Business (a “Business Dissolution”), then, prior to entering into definitive documentation with respect to such Business Sale or Business Dissolution, Purchaser shall provide Seller with written notice of such determination, and Seller shall have the non-transferable right, but not the obligation, exercisable for a period of up to [***] after receipt of such notice (the “ROFO Period”) to submit to Purchaser a bona fide binding written offer (the “Offer”) to acquire all, but not less than all, of the Business (the “Right of First Offer”). Any Offer shall specify the cash purchase price at which Seller would be willing to acquire the Business and all other material terms and conditions of the Offer; provided, that such material terms and conditions shall not include contingent purchase price payments of any kind or nature.
(b)     During the ROFO Period, and subject to the entry by Seller and its Representatives into customary confidentiality agreements with Purchaser, Seller shall be entitled, including through its Representatives, to have such reasonable access to the properties, businesses, operations, personnel and books and records of, or pertaining to, the Business as is reasonably necessary in order to allow Seller to make a decision as to whether to exercise the Right of First Offer. All such access shall be subject to the limitations set forth in the second and fourth sentences of Section 6.2(a), which such limitations shall apply mutatis mutandis as if Seller was the investigating party thereunder.
(c)     Notwithstanding anything herein to the contrary, Purchaser shall have the sole right to accept or reject any such Offer provided by Seller by delivering written notice of the same to Seller. If Purchaser accepts the Offer, then (i) the Parties shall use commercially reasonable efforts to enter into definitive agreements with respect to the purchase and sale of the Business (on the terms set forth in the Offer) within [***] after receipt by Purchaser of the Offer and (ii) if such definitive agreements are not entered into within such [***] period, then the Right of First Offer shall terminate and be of no further force or effect. If Purchaser rejects the Offer, then, solely with respect to a Business Sale, (i) Purchaser may not enter into a definitive agreement for a Business Sale that implies a total enterprise value for the Business (without taking into account any purchase price adjustments or contingent payments) less than the total enterprise value (without taking into account any purchase price adjustments or contingent payments) proposed by Seller in its Offer for a period of [***] beginning on the date Purchaser rejected such Offer (any Business Sale that is not prohibited by the foregoing clause (i), a “Permitted Business Sale”) and (ii) if (x) Purchaser does not enter into a definitive agreement for a Business Sale within such nine (9) month period, and (y) Purchaser subsequently determines to do so, then Purchaser must again comply with the requirements of this Section 6.19.

(d)    For the avoidance of doubt, and notwithstanding anything herein to the contrary, in no event shall the following events trigger the Right of First Offer: (i) a sale or disposition (whether by merger, consolidation, exchange of equity securities or by any other manner in a single transaction or series of related transactions), of, or involving, Purchaser or any of its Affiliates (provided, that Purchaser or any such Affiliate is not a Primary Business Entity) pursuant to which any Person becomes the record or beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities of Purchaser or such Affiliate, (ii) a sale or disposition (whether in a single transaction or series of related transactions) of all or substantially all of the consolidated assets or business

(e)
of Purchaser, (iii) a sale or disposition (whether in a single transaction or series of related transactions) of any other businesses of Purchaser or any of its Affiliates (other than, for the avoidance of doubt, the Business and/or a sale of assets that constitute Primary Business Assets), (iv) a voluntary winding down, liquidation or dissolution of Purchaser, any Affiliate of Purchaser or any other business of Purchaser or any of its Affiliates (other than the Business), (v) a sale or disposition (whether by merger, consolidation, exchange of equity securities or by any other manner in a single transaction or series of related transactions), of, or involving, any equity securities of Purchaser or any of its Affiliates (provided, that Purchaser or any such Affiliate is not a Primary Business Entity) and (vi) any offering or listing of any securities of Purchaser or any of its Affiliates (including the Business). Solely for purposes of this Section 6.19, “Primary Business Entity” shall mean any of Purchaser and its Affiliates, if the revenues directly generated by such Person (which, for the avoidance of doubt, shall not include revenues indirectly generated by, or aggregated with, any other Person) attributable to the sale of Seller Group Products and Services in the Territory pursuant to the Business constitute more than fifty percent (50%) of the revenues generated by such Person and (y) “Primary Business Assets” shall mean any assets of Purchaser and its Affiliates if the revenues directly generated by all such assets (which, for the avoidance of doubt, shall not include revenues indirectly generated by, or aggregated with, any other assets) that are attributable to the sale of the Seller Group Products and Services in the Territory pursuant to the Business constitute more than fifty percent (50%) of the revenues generated by or attributable to such assets; provided, that solely for purposes of the foregoing clauses (x) and (y), references to “revenues” shall be references to revenues as measured during the twelve (12)-month period set out in the most recent audited financial statements of such Person (in the case of the foregoing clause (x)) or the Person that holds the applicable assets (in the case of the foregoing clause (y)).
(f)    Unless otherwise specified in this Section 6.19, the Right of First Offer shall terminate and be of no further force or effect upon the earlier to occur of (i) the entry into definitive agreements with respect to a Permitted Business Sale, (ii) the consummation of any of the transactions contemplated by Sections 6.19(d)(i), 6.19(d)(ii) and 6.19(d)(vi), (iii) the failure by Seller to make an Offer during any ROFO Period and (iv) the revocation of any Offer by Seller at any time.
6.20    Transaction Litigation.
In the event that any Proceeding related to this Agreement, the other Transaction Documents or the Purchase is brought or threatened in writing against Seller and/or the members of the board of directors of Seller prior to the Closing, Seller shall promptly notify Purchaser of any such Proceeding brought against Seller and/or members of the board of directors of Seller and shall keep Purchaser reasonably informed on a current basis with respect to the status thereof. Seller shall not compromise, come to an arrangement, settle or agree to settle any Proceeding in which Purchaser is named as a defendant or where such agreement would impact Purchasers rights under or the economics of this Agreement, without Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

6.21    Customer Notifications.
(a)    Seller shall prepare and provide Purchaser with drafts of all such notices and/or communications that are required under applicable Law to modify all Seller Group agreements with end-users in the Territory pursuant to Seller’s standard terms of service as at the date of this Agreement (or similar) in such manner that will (i) allow for the transfer of all agreements between Seller and its Affiliates, on the one hand, and end-users, on the other hand, in the Territory pursuant to Seller’s standard terms of service as of the date of this Agreement, to Verisure Ireland DAC (conditioned upon the Closing of the transactions contemplated by this Agreement) and (ii) permit the transfer of such agreements in accordance with Sections 6.21(b) and 6.21(d) (all such notices and communications, the “Notices of Variation”). The Notices of Variation shall contain, as a minimum, the wording set out in Schedule 6.21 such wording to be changed only if Seller’s outside counsel advises Seller that such changes are necessary to ensure compliance with applicable Law. Purchaser shall have the right to review such Notices of Variation and provide input on the same, and Seller agrees to consider such input in good faith. The Parties shall prior to November 18, 2019, discuss in good faith such other changes to the Subscription Agreements as the parties may reasonably require to be effected by the Notices of Variation.
(b)    No later than November 19, 2019, Seller shall provide each customer and end-user in the Territory with the Notices of Variation. Unless applicable Law otherwise requires that a notice period is required, the Notices of Variation shall be stated to be immediately effective on notice by the Seller Group. Seller will provide periodic updates to Purchaser on the status of any responses received in connection with such Notices of Variation.
(c)    In respect of all customers and end-users enrolled with Seller and its Affiliates during the Interim Period, Seller shall enroll such customers under Seller’s standard terms of service as modified by the Notices of Variation; provided that Seller may take a commercially reasonable period of time following the date of this Agreement, but no later than November 19, 2019, to implement the modified terms of service and may treat any of the new customers and end-users enrolled before such implementation as needing to receive the Notices of Variation.
(d)    On or before the Closing Date, Seller shall provide Purchaser with all notices and communications that are required to be sent to customers and end-users in the Territory for purposes of (i) notifying customers and end users of the transfer of the Subscription Agreements to Verisure Ireland DAC (as described by the Notices of Variation), and (ii) transferring all user data (including Personal Data) of customers and end users in the Territory to Purchaser (collectively, the “Customer Notices”). Unless applicable Law otherwise requires that a notice period is required, the Customer Notices shall be stated to be immediately effective on notice by Seller. Where necessary, the Customer Notices shall contain an appropriate mechanism for the collection of all customer and/or end-user consents required to give effect to the transfers envisaged by this Section 6.21(d). Purchaser shall have the right to review such Customer Notices and provide input on the same, and Seller agrees to consider such input in good faith and confirm the finalized form with Purchaser. Seller will, promptly following at the Closing, send the finalized form of Customer Notices to all applicable customers and end users, and shall provide periodic updates to Purchaser on the status of any consents or other responses received in connection with such Customer Notices. To the extent that the Parties agree in accordance with this Section 6.21(d) that any Subscription Agreements or Personal Data can only be transferred to Purchaser in accordance with applicable Law with the express consent of the relevant customer and/or end-user, such Subscription Agreements or Personal Data shall only be transferred to Purchaser to the extent that Seller secures such consent, or the Parties agree such other basis for transfer, and where no consent is obtained then the relevant Subscription Agreement with the customer or end-user shall terminate.
6.22    French Call Option.
(a)    Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement for Purchaser to purchase the French Assets until the French Call Option is exercised by Purchaser.
(b)    French Call Option Terms.

(i)    The French Call Option will enter into force at the date hereof. Purchaser hereby accepts the benefit of the French Call Option and may, at its own discretion and option, elect to exercise the French Call Option in accordance with the procedures set forth herein, without having Purchaser being committed to exercise such French Call Option or purchase the French Assets from Seller (or its applicable Affiliate). Purchaser shall only be entitled to exercise the French Call Option for all (and not a portion) of the French Assets. The French Call Option may be exercised by Purchaser as promptly as possible, after the date upon which the information and consultation process with the relevant French Employee Representative(s) of Purchaser and/or any of its Affiliates (the “French Consultation Process”) required under applicable Laws in France in connection with the sale of the French Assets has been completed, until the Outside Date, by sending to Seller a notice, in the form set forth in Schedule 6.22(b)(i).
(ii)    Upon the election of Purchaser, Seller hereby unconditionally and irrevocably promises and undertakes to sell to Purchaser all (and not a portion) of the French Assets in accordance with and subject to the terms and conditions specified in this Agreement (the “French Call Option”), it being understood that, for the sake of clarity, if the French Call Option is exercised prior to the Closing, the purchase price for the French Assets shall be included in the computation of the Estimated Purchase Price and the Final Purchase Price.
(iii)    Subject to the provisions of Section 6.22(a), as soon as reasonably practicable following the date hereof, Purchaser will cause the relevant Purchaser’s Affiliates to initiate the French Consultation Process, as the case may be. In such case, Seller shall cooperate with Purchaser and its Affiliates to provide any assistance and/or information reasonably requested by Purchaser in connection with the French Consultation Process. Should Purchaser and/or local management of the relevant Purchaser’s Affiliate which shall acquire the French Assets determine, or be advised by the relevant French Employee Representative(s) of Purchaser and/or any of its Affiliates, that the French Consultation Process (as defined herein) is not required under applicable Laws in France in connection with the sale of the French Assets, then Purchaser may promptly exercise the French Call Option on that basis.
(iv)    The French Call Option shall automatically terminate on the earlier of (x) the date of termination of this Agreement pursuant to Article X and (y) the Closing Date, unless it is exercised or waived in accordance with the provisions of this Agreement prior to such date.
6.23    Purchaser Replication of IT Infrastructure.
In order for the Seller Group to be able to provide Transition Services to Purchaser from and after the Closing, (i) Seller and Purchaser will work together in good faith during the Interim Period to identify all licenses or subscriptions for IT Infrastructure that Purchaser will reasonably require in order to operate the Business from and after the Closing and (ii) Purchaser shall use commercially reasonable efforts to procure all such licenses or subscriptions, on or prior to the Closing.
6.24    Restricted Contracts.
(a)    Prior to Closing, Seller shall, subject to Section 6.3(a), use reasonable best efforts to cause the Restricted Contracts to be novated to Purchaser at the Closing.
(b)    If, at the Closing, the Restricted Contracts have not been novated to Purchaser, Seller shall (x) not, on or after the Closing, modify, amend, renew, extend, provide any consent or agreement under, waive any provision of, or take any other action under or with respect to, each Restricted Contract and (y)

at the election of Purchaser (exercisable on or after Closing) (A) deliver notice of termination pursuant to the terms of each of the Restricted Contracts and (B) use commercially reasonable efforts to cause the termination, accordance with the terms thereof, of each Restricted Contract in its entirety without any ongoing liability or obligation of any member of the Seller Group.
ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions Precedent to Obligations of Purchaser and Seller and the Other Selling Entities.
The respective obligations of the Parties to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or waiver, in whole or in part, by the Party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:
(a)    No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect on the Closing Date that has or would have the effect of prohibiting or enjoining the Purchase or making the transactions contemplated by this Agreement illegal; and
(b)    Regulatory Authorizations. All Consents of any Governmental Authorities listed in Schedule 6.3(b) hereto shall have been obtained.
7.2    Conditions Precedent to Obligation of Purchaser.
The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, in whole or in part, by Purchaser in its sole discretion, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:
(a)    Accuracy of Representations and Warranties of Seller. (i) The representations and warranties of Seller contained in this Agreement (other than Seller Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, “Business Material Adverse Effect”, or similar words or phrases) shall be true and correct on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except for such failures to be true and correct which would not, individually or in the aggregate, have a Business Material Adverse Effect, and (ii) the Seller Fundamental Representations shall be true and correct in all but de minimis respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all but de minimis respects as of such date).
(b)    Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing;
(c)    Officer’s Certificate. Purchaser shall have received a certificate signed by an authorized executive officer of Seller, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied;
(d)    W-9. Purchaser shall have received an executed W-9 signed by Seller;

(e)    No Business Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred and be continuing;
(f)    Certain Consents. The approvals, consents, novations, ratifications or waivers listed in Schedule 7.2(f) hereto, in each case in a form reasonably satisfactory to Purchaser, shall have been obtained;
(g)    Employee Consultations. Seller shall have complied with its obligations under Section 6.6(i) of this Agreement; and
(h)    Closing Deliverables. Purchaser shall have received the deliverables required under Section 8.3 hereof.
7.3    Conditions Precedent to Obligation of Seller and the Other Selling Entities.
The obligation of Seller and the other Selling Entities to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or waiver, in whole or in part, by Seller in its sole discretion, to the extent permitted by applicable Law (provided, that, for the avoidance of doubt, no such waiver of Section 7.3(d) shall be permitted if it results in Purchaser breaching applicable Laws in France)) on or prior to the Closing Date of each of the following conditions:
(a)    Accuracy of Purchaser’s Representations and Warranties. (i) The representations and warranties of Purchaser contained in this Agreement (other than Purchaser Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, “Purchaser Material Adverse Effect”, or similar words or phrases) shall be true and correct on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except for such failures to be true and correct which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, and (ii) the Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all but de minimis respects as of such date);
(b)    Covenants of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing;
(c)    Officer’s Certificate. Seller shall have received a certificate signed by an authorized executive officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Sections 7.3(a) and 7.3(b) are satisfied;
(d)    Exercise of the French Call Option. Solely to the extent required, Purchaser shall have exercised the French Call Option in accordance with Section 6.22; and
(e)    Closing Deliverables. Seller shall have received the deliverables required under Section 8.2 hereof.
ARTICLE VIII
CLOSING
8.1    Closing Date.

Unless this Agreement shall have been terminated pursuant to Article X hereof, the closing of the Purchase and the other transactions hereunder (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California at 12:00 p.m., New York time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the third Business Day immediately following the satisfaction or, to the extent permitted by Law, waiver of all of the conditions in Article VIII (other than those conditions which by their nature are to be satisfied or, to the extent permitted by Law, waived at the Closing but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions), or at such other time, date and place as shall be fixed by mutual agreement of the Parties; provided, that notwithstanding the satisfaction of the conditions to the obligations of Purchaser and Seller under Article VIII (or, to the extent permitted by Law, the waiver of such conditions by the Parties entitled to waive such conditions), unless otherwise agreed in writing by Purchaser, the Parties shall not be required to effect the Closing prior to December 30, 2019. The date on which the Closing occurs is referred to herein as the “Closing Date”. The effective time (“Effective Time”) of the Closing for tax, operational and all other matters shall be deemed to be 12:01 a.m., local time in each jurisdiction in which the Business is conducted, on the Closing Date.
8.2    Purchaser Obligations.
At the Closing, Purchaser shall, or shall cause one or more of its Subsidiaries to (i) deliver to Seller the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by Seller as provided in Section 3.3 and (ii) deliver to Seller the following in such form and substance as are reasonably acceptable to Seller:
(a)    an executed copy of a Bill of Sale, Assignment and Assumption Agreement, substantially in the form of Exhibit E (the “Bill of Sale, Assignment and Assumption Agreement”);
(b)    an executed copy a Transition Services Agreement, subject to any Changes that may be agreed pursuant to Section 6.18, substantially in the form of Exhibit F (the “Transition Services Agreement”);
(c)    an executed copy of a lease assignment with respect to the Transferred Real Property, substantially in a form acceptable to Purchaser (collectively, the “Lease Assignments”);
(d)    an executed copy of each Local Transfer Agreement, if required with respect to each applicable jurisdiction, substantially in the form of Exhibit G (unless amended pursuant to Section 2.4) (collectively, the “Local Transfer Agreements”); and
(e)    the other documents described in Section 7.3.
8.3    Seller Obligations.
At the Closing, Seller shall deliver to Purchaser, and Seller shall cause such of the other Selling Entities as are party thereto to deliver to Purchaser, the following in such form and substance as are reasonably acceptable to Purchaser:
(a)    an executed copy of the Bill of Sale, Assignment and Assumption Agreement;
(b)    an executed copy the Transition Services Agreement;
(c)    executed copies of the Lease Assignments;

(d)    executed copies of the Local Transfer Agreements;
(e)    all documents required to effect the transfer of the Transferred IP at the appropriate Governmental Authorities; and
(f)    the other documents described in Section 7.2.
ARTICLE IX
INDEMNIFICATION
9.1    Survival.
(a)    Subject to Section 9.1(b), each representation and warranty contained in Article IV and Article V shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date, except that (i) the Seller Fundamental Representations and Purchaser Fundamental Representations shall survive the Closing, and shall terminate on the six (6) year anniversary of the Closing Date and (ii) the representations and warranties contained in Section 4.15 shall survive the Closing Date and shall remain in full force until 60 days past the expiration of the applicable statute of limitations for the Taxes in question (taking into account any extensions or waivers thereof). The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date and (ii) that require performance after the Closing shall survive until the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof).
(b)    Notwithstanding anything herein to the contrary, the obligations to indemnify and hold harmless a Person pursuant to this Article IX in respect of a breach of representation or warranty, covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 9.1(a)), unless an Indemnified Party shall have made a claim for indemnification pursuant to Section 9.2 or Section 9.3, subject to the terms and conditions of this Article IX (or Section 6.10(d), as applicable), prior to such survival termination date, as applicable, including by delivering an Indemnification Claim Notice to the Indemnifying Party. Notwithstanding anything herein to the contrary, if an Indemnified Party has made a claim for indemnification pursuant to Section 9.2 or Section 9.3 and delivered an Indemnification Claim Notice to the Indemnifying Party prior to such survival termination date, then such claim (and only such claim), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 9.1(a).
(c)    In determining the existence of, and any Losses arising from, any inaccuracy or breach of a representation or warranty herein, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Business Material Adverse Effect”, “Purchaser Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation, warranty or covenant).
9.2    Indemnification by Seller.
Subject to the limitations set forth in this Article IX, from and after the Closing, Seller agrees to indemnify, defend and hold Purchaser, each of its Affiliates and each of their respective Representatives (collectively, the “Purchaser Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:

(a)    any breach or inaccuracy of any representations or warranties of Seller set forth in Article IV or the certificate delivered pursuant to Section 7.2(c);
(b)    any breach or failure of Seller or its Affiliates to perform any of its covenants or other agreements contained in this Agreement;
(c)    all liability for Taxes (other than Transfer Taxes) relating to the Transferred Assets for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date; and/or
(d)    any Excluded Asset and/or any Excluded Liability.
9.3    Indemnification by Purchaser
Subject to the limitations set forth in this Article IX, from and after the Closing, Purchaser agrees to indemnify, defend and hold Seller, its Affiliates and each of their respective Representatives (collectively, the “Seller Group Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:
(a)    any breach or inaccuracy of any representations or warranties of Purchaser set forth in Article V or the certificate delivered pursuant to Section 7.3(c);
(b)    any failure of Purchaser to perform any of its covenants or other agreements contained in this Agreement;
(c)    any Transferred Assets and/or any Transferred Liability, in each case of the foregoing, solely to the extent arising out of or relating to the period after the Closing Date (except, in each case of the foregoing, for such portion of any Loss with respect to which Seller would be obligated to indemnify Purchaser Indemnified Persons hereunder); and/or
(d)    All liability for Taxes (other than Transfer Taxes) relating to the Transferred Assets for all taxable periods beginning after the Closing Date and the portion after the Closing Date for any taxable period that includes (but does not end on) the Closing Date, and (ii) any Transfer Taxes.
9.4    Limitations on Indemnification.
The Person making a claim for indemnification under this Article IX is referred to herein as the “Indemnified Party” and the Party against whom such claims for indemnification are asserted under this Article IX is referred to herein as the “Indemnifying Party”. Notwithstanding anything herein to the contrary, the indemnification obligations of an Indemnifying Party pursuant to this Agreement shall be subject to the following limitations:
(a)    De Minimis Claim. No Indemnifying Party shall be liable to an Indemnified Party for, and no Indemnified Party shall be entitled to, any indemnification for a Loss pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of the Purchaser Fundamental Representations, Seller Fundamental Representations and breaches of any representation or warranty set forth in Section 4.15) if, with respect to any individual item of Loss, such item (together with any related series or groups of related Losses) is less than $[***] (each, a “De Minimis Claim”).
(b)    Deductible. No Indemnifying Party shall be liable to an Indemnified Party for, and no Indemnified Party shall be entitled to, any indemnification for Losses pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations,

Seller Fundamental Representations and breaches of any representation or warranty set forth in Section 4.15), unless the aggregate of all indemnifiable Losses (excluding all De Minimis Claims) in respect of indemnification pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations, Seller Fundamental Representations and breaches of any representation or warranty set forth in Section 4.15), would exceed on a cumulative

(c)
basis $[***] (the “Deductible”), and then only to the extent such Losses exceed the Deductible.
(d)    Maximum Amount. The maximum amount of indemnifiable Losses that an Indemnifying Party shall be liable for, or that may be recovered by an Indemnified Party, in the aggregate pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations, Seller Fundamental Representations and breaches of any representation or warranty set forth in Section 4.15), shall be $[***]. The maximum amount of indemnifiable Losses that an Indemnifying Party shall be liable for, or that may be recovered by an Indemnified Party, in the aggregate pursuant to Section 9.2(a) (with respect to breaches of the Seller Fundamental Representations), Section 9.3(a) (with respect to breaches of Purchaser Fundamental Representations), Section 9.2(b) and Section 9.3(b) shall be the Final Purchase Price. For the avoidance of doubt, there shall be no cap on the amount of indemnifiable Losses that an Indemnifying Party shall be liable for, or that may be recovered by an Indemnified Party with respect to Section 9.2(c), Section 9.2(d), Section 9.3(c) and/or Section 9.3(d).
(e)    Insurance and Other Payments; Tax Benefits and Tax Costs. Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or its Affiliates) from any third parties (other than the Indemnifying Party) in respect of any such claim, net of any costs of recovery, and increases in premiums. Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be reduced by an amount equal to any Tax Benefit. “Tax Benefit” means the Tax benefit actually realized by the Indemnified Party arising from such indemnifiable Loss (determined on a with and without basis), in each case, in the year the indemnifiable Loss is incurred or the indemnity payment is made.
(f)    No Duplication. Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. The Indemnified Parties shall not be entitled to recover more than once for the same Loss.
(g)    Other Matters. No indemnity may be sought hereunder in respect of any Losses to the extent such Loss was taken into account in determining the Final Purchase Price.
(h)    No Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any amounts arising, under this Agreement against any other amounts due and payable, or liabilities arising, under the Supply Agreement or Transition Services Agreement. The payment obligations under this Agreement, the Supply Agreement and the Transition Services Agreement remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the Supply Agreement or Transition Services Agreement, as the case may be.
(i)    Exclusive Remedy. Except as expressly provided otherwise in this Agreement, and subject to Section 11.9, each Party acknowledges and agrees that, following the Closing, the remedies provided for in Sections 2.4, Article III, 6.6 and 6.10, this Article IX shall be the sole and exclusive remedies for claims and Losses available to the Parties and their respective Affiliates arising out of or relating to this Agreement, except that nothing herein shall limit the liability of any Party for claims arising from Fraud. This Section 9.4(h) shall not affect any Party’s ability to exercise any rights or remedies available to such Party under the Supply Agreement or Transition Services Agreement with respect to claims arising under the Supply Agreement or Transition Services Agreement.

(j)    WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF FRAUD (AS DEFINED IN THIS AGREEMENT), NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY, OR THEIR AFFILIATES, FOR ANY LOSSES THAT ARE IN THE NATURE OF SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH LOSSES ARE REQUIRED TO BE PAID BY AN INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED UPON BREACH OF CONTRACT, TORT, BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.
(k)    Conflicting Claims. Notwithstanding anything herein to the contrary, for the avoidance of doubt, (i) none of the Transferred Liabilities (or the transfer thereof) shall (x) diminish any Purchaser Indemnified Person’s recovery for Losses under this Agreement to the extent such Losses relate to any breach by the Seller Group of any of its representations, warranties or covenants in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case by any member of the Seller Group or (y) prevent the inclusion of any portion of any Transferred Liability (including, for the avoidance of doubt, the Transferred Liabilities in Exhibit D(b), Exhibit D(c) and Exhibit D(h)) in Inventory Cost or Net Working Capital to the extent such Liabilities are to be included in such amounts pursuant to Exhibit H and (ii) none of the Excluded Liabilities (or the retention thereof) shall diminish any Seller Group Indemnified Person’s recovery for Losses under this Agreement to the extent such Losses relate to any breach by Purchaser of any representations, warranties or covenants in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case by Purchaser.
9.5    Indemnification Procedures.
(a)    Claim Procedure. In order for any Indemnified Party to be entitled to make a claim for indemnification under this Article IX, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party, as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to a claim for Losses pursuant to this Article IX. Each Indemnification Claim Notice shall specify in reasonable detail the nature of, the facts, circumstances and the amount or a good faith estimate (only to the extent ascertainable) of the potential Losses (the “Losses Estimate”) against which such Indemnified Party seeks indemnification for, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made; provided, however, that any failure by such Indemnified Party to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. After delivery of an Indemnification Claim Notice to the Indemnifying Party, (i) the Indemnified Party which has provided such Indemnification Claim Notice shall, upon written request from the Indemnifying Party, supply and make available to the Indemnifying Party and its Representatives (at the Indemnifying Party’s cost and expense) all relevant information in its or its Affiliates’ possession relating to the claim reasonably requested by the Indemnifying Party (except to the extent that such action would result in a loss of attorney-client privilege; provided, that such Indemnified Party shall use its commercially reasonable efforts to provide such information in such format to the Indemnifying Party, or on an outside counsel only basis or in such other manner which would not result in the loss of such attorney-client privilege) and (ii) the Indemnified Party shall, and shall cause its Representatives, to (A) be reasonably available to the Indemnifying Party and its Representatives (at the Indemnifying Party’s cost and expense) during normal business hours to discuss such claim, (B) render to the Indemnifying Party and its Representatives such assistance as may reasonably be requested, (C) provide reasonable access to such properties, facilities, books, records, accountant work papers and other documents or information in their possession or that may be reasonably obtained as the Indemnifying Party and/or its

Representatives may reasonably require (at the Indemnifying Party’s cost and expense) (provided, that the accountants of the Indemnified Party shall not be obligated to make any working papers available to the Indemnifying Party or its Representatives unless and until such Party or such Representative, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants), and (D) otherwise cooperate with the Indemnifying Party and its Representatives in good faith (at the Indemnifying Party’s cost and expense). Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party or its Representatives of books, records and other documents and information which are actually and reasonably relevant to such claim.
(b)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Indemnifying Party promptly; provided, however, that any failure by such Indemnified Party to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party as provided in Section 9.5(a). The Indemnifying Party may, within thirty (30) days after receipt of an Indemnification Claim Notice with respect to such Direct Claim, deliver to the Indemnified Party a written response disputing such claim, which response must state in reasonable detail the reasons why the Indemnifying Party disputes such claim, together with reasonable supporting detail. If the Indemnifying Party fails to deliver a written response disputing such claim within such thirty (30) day period, the Indemnifying Party will be deemed to have waived its right to dispute such claim and such claim shall have been deemed to have been agreed to by the Indemnifying Party.
(c)    Third-Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which such Indemnifying Party may be obligated to provide indemnification under this Agreement, such Indemnified Party shall deliver an Indemnification Claim Notice with respect to such Third-Party Claim to the Indemnifying Party promptly; provided, however, the failure to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such Indemnification Claim Notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, and where reasonably practicable, shall include copies of all letters, claims, complaints, filings, documents and correspondence received by the Indemnified Party or its Representatives with respect thereto.
(ii)    The Indemnifying Party shall have the right, but not the obligation, to investigate, participate in, or by giving written notice to the Indemnified Party within thirty (30) days of receipt of the Indemnification Claim Notice relating to such Third-Party Claim to assume and control the defense of, or settle (subject to Section 9.5(c)(v)), any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.

(iii)    In the event that the Indemnifying Party timely notifies the Indemnified Party it desires (and is permitted pursuant to Section 9.5) to assume and control the defense of any Third-Party Claim pursuant to Section 9.5(c)(ii), it shall diligently prosecute such Third-Party Claim and it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim that the other Party has assumed the defense of with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, that if there exists a conflict of interest between the Indemnifying Party and such Indemnified Party as has been determined by the Indemnified Party’s outside legal counsel or if there are one or more different defenses to such Third-Party Claim, then the Indemnified Party shall have the right to claim the reasonable and documented costs and expenses of one (1) counsel and one (1) local counsel in each applicable jurisdiction as indemnifiable Losses to the extent the Indemnified Party is entitled to be indemnified for such Third-Party Claim.
(iv)    If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or is not permitted to defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently defend the Third-Party Claim, the Indemnified Party may, subject to the provisions of this Article IX, pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Each of the Indemnified Party and the Indemnifying Party shall keep the other and the other’s Representatives reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof. Each of the Parties and the Indemnifying Party and the Indemnified Party shall cooperate in good faith with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the confidentiality provisions of this Agreement) and retaining records relevant or relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim.
(v)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not compromise or otherwise enter into any judgment or settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, other than a compromise, judgment or settlement that (A) is on exclusively monetary terms with, subject to the limitations in Section 9.4, such monetary amounts paid by the Indemnifying Party concurrently with the effectiveness of the compromise, judgement or settlement, (B) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party and (C) provides in customary form, an unconditional release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(vi)    Notwithstanding the foregoing, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of an Order that would restrict in any respect any present or future activity or conduct of Purchaser or any of its controlled Affiliates, (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or sanctions) or of any Order or of a violation of the rights of any Person by Purchaser or any of its controlled Affiliates, or (C) is made by a Specified

Distributor or in connection with a Specified Contract, then, in each such case, Purchaser shall be entitled to solely direct the defense of any such Third-Party Claim.
9.6    Mitigation.
Each Indemnified Party shall take commercially reasonable steps to mitigate all Losses promptly after its senior executives have actually become aware of any event which gives rise to any Losses that are indemnifiable hereunder.
9.7    Treatment of Indemnification Payments.
The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by applicable Law.
ARTICLE X
TERMINATION
10.1    Termination Events.
Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned (provided, that with respect to Section 10.1(g), any such termination and abandonment shall be automatic and shall occur immediately upon the occurrence of the event specified therein and shall not require any action or notice on the part of any Party):
(a)    by mutual written consent of the Parties;
(b)    after March 4, 2020 (the “Outside Date”), by any Party by notice to the other Party if the Closing shall not have been consummated on or prior to 5:00 pm Pacific Time on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any of its representations, warranties, covenants or other obligations under this Agreement has been the primary cause of, or otherwise primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by any Party, if a final, non-appealable Order enjoining or otherwise prohibiting consummation of the Purchase has been issued by any Governmental Authority (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the Purchase illegal;
(d)    by Seller if (i) Seller is not in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date and (ii) Purchaser is in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by Seller to Purchaser and (y) three (3) Business Days prior to the Outside Date;

(e)    by Purchaser if (i) Purchaser is not in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied on the Outside Date and (ii) Seller is in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by Purchaser to Seller and (y) three (3) Business Days prior to the Outside Date;
(f)    by Purchaser, if a definitive agreement for an Arlo Acquisition Transaction shall have been executed; or
(g)    automatically if the Supply Agreement is validly terminated prior to Closing by Purchaser in accordance with its terms.
10.2    Effect of Termination.
In the event of any termination of this Agreement as provided in this Article X, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party (or any Affiliate or Representative of such Party) to any other Party (or such other Persons), except that the provisions of Sections 6.2(b), 6.4, 10.2 and Article XI of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not relieve either Party of any liability for Fraud or for willful misconduct or intentional breach of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.1    Notices.
All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):,
(a)    If to Seller:        Arlo Technologies, Inc.
                2200 Faraday Avenue
                Carlsbad, CA 92008
                Attention:    Brian Busse, General Counsel
                Email:        [***]

with a copy (which shall not constitute notice) to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Barbara L. Borden Thomas A. Coll

Email:         [***]
        [***]

(b)	If to Purchaser: Verisure S.À.R.L. Chemin Jean-Baptiste Vandelle 3, 1290 Versoix,

(c)
Switzerland
Attention:    Vincent Litrico
        Nina Cronstedt
Email:        [***]
        [***]

with a copy (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, CA 94304 Attention: Atif I. Azher Naveed Anwar Email: [***] [***]
11.2    Bulk Transfers.
The Parties waive, to the fullest extent permitted by Law, compliance with the provisions of all applicable Laws relating to bulk transfers of any jurisdiction in connection with the transfer of the Transferred Assets.
11.3    Severability.
If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.
11.4    Further Assurances; Further Cooperation.
Subject to the terms and conditions hereof (including Section 6.3), each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Purchaser, to effectuate the provisions of this Agreement, provided, that all such actions are in accordance with applicable Law. From time to time, Seller or its Subsidiaries (as appropriate) will execute and deliver such further instruments of conveyance, transfer and assignment and take such other action, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively convey and transfer to Purchaser any of the Transferred Assets, and Purchaser will execute and deliver such further instruments and take such other action, at Seller’s sole expense, as Seller or its Subsidiaries may reasonably require to more effectively assume the Transferred Liabilities.
11.5    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 11.5.

11.6    Expenses.
Except as otherwise expressly provided herein, whether or not the Closing occurs, Seller and Purchaser shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
11.7    Assignment; Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective permitted successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties to this Agreement, except that, (i) either Party may: (A) collaterally assign its rights hereunder to any lender or debt financing source of such Party or any of its Affiliates and (B) after the Closing, assign all or part of its rights or obligations hereunder to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of such Party or any of its Affiliates and (ii) Purchaser may assign all or part of its rights or obligations hereunder to one or more of its Affiliates, without the consent of the other Party (in the case of clause (i)) or Seller (in the case of clause (ii)). No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.
11.8    Amendment; Waiver.
This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
11.9    Remedies.
(a)    The Parties acknowledge and agree that irreparable damage would occur and that the Parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Seller or Purchaser of any of their respective covenants or obligations set forth in this Agreement, each of Purchaser and Seller, respectively, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such other Party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such Party may be entitled at any time.
(b)    Subject to Section 9.4(h), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.
(c)    Each of Seller and Purchaser hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller or Purchaser, as applicable, under this Agreement. The Parties hereto further acknowledge and agree that (i) by seeking the remedies provided for in this Section 11.9, a Party shall not in any respect waive its right to seek at any time any other form or amount of relief that may be available to a Party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 11.9 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination (subject to the terms of this Agreement)), nor shall the commencement of any Proceeding pursuant to this Section 11.9 or anything set forth in this Section 11.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement or otherwise that may be available then or thereafter.
11.10    Third Parties.
This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third-party beneficiary hereto (including with respect to any Business Employee); provided, however, that, notwithstanding the foregoing, (i) Purchaser Indemnified Persons and Seller Group Indemnified Persons are intended third-party beneficiaries of, and may enforce, Article IX and (ii) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 11.15.
11.11    Governing Law.
This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.
11.12    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Each of the Parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 11.1 shall be effective service of process for any Proceeding brought in any such court.
(b)    THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
11.13    Disclosure Schedules.
The Disclosure Schedules is hereby incorporated and made a part hereof and is an integral part of this Agreement. Disclosures included in the Disclosure Schedules shall be considered to be made for purposes of all other sections to the Disclosure Schedules to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedules is reasonably apparent. Inclusion of any matter or item in the Disclosure Schedules does not imply that such matter or item would, under the provisions of this Agreement, have to be included in the Disclosure Schedules or that such matter or item is otherwise material. Reference to any Contract set forth in the Disclosure Schedules shall be deemed to include all amendments, purchase orders and schedules thereto from time to time through the date of this Agreement. Nothing contained in the Disclosure Schedules should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Proceeding or otherwise. Any capitalized terms used in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.
11.14    Entire Agreement.
This Agreement, the other Transaction Documents, the Disclosure Schedules and the Exhibits hereto and any other agreements between Purchaser and Seller entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.
11.15    Non-Recourse.
Except as expressly set forth in the other Transaction Documents or the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, at law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, or assignee or Representative of, and any financial advisor or lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, at law or in equity, granted by statute or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement) against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the other Transaction Documents or the Confidentiality Agreement, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether in contract or in tort, at law or in equity, granted by statute or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case, arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
11.16    No Joint Venture.
Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal Representative of, another Party, except as may be specifically set forth in other provisions of this Agreement or (ii) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.16.
11.17    Section Headings; Table of Contents.
The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.
Arlo Technologies, Inc.

By:    /s/ Matthew McRae
Name: Matthew McRae
Title: Chief Executive Officer

Verisure S.À.R.L.

By:    /s/ Austin Lally
Name: Austin Lally
Title: Chief Executive Officer

By:    /s/ Marta Panzano Barbero
Name: Marta Panzano Barbero
Title: Chief Human Resources Officer

Excluded Assets
The “Excluded Assets” shall consist of all assets of the Seller Group other than any Transferred Assets, including without limitation:

(a)all cash and cash equivalents

(b)all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers, vendors and licensors and including rights of subrogation, to the extent related to the Excluded Assets or the Excluded Liabilities;

(c)all rights (A) of each member of the Seller Group under this Agreement and the other Transaction Documents and (B) under the Specified Shared Contracts to the extent relating to the Non-Business Portion;

(d)all organizational documents, minute and stock record books, corporate seals, corporate or financial books, accounting records, Tax Returns and other Tax records, and any personnel files and compensation data of the Seller Group;

(e) all rights of each member of the Seller Group to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to any Excluded Assets or Excluded Liabilities;

(f)all accounts receivable of each Selling Entity;

(g)all Intellectual Property, including all Intellectual Property used or held for use in the Business, other than the Transferred IP;

(h)all Tax credits, Tax refunds and other Tax assets of any member of the Seller Group with respect to the Business for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date;

(i)all assets relating to any Benefit Plan, except all Prepaid Benefit Plan Premiums;

(j)all insurance policies;

(k)all Permits, including any import licenses;

(l)all tangible personal property and IT Infrastructure other than the Transferred Personal Property, including any facility, furniture, fixture or equipment (including test equipment), machinery, software or software as a service, telecommunications or supplies owned or leased by any of the Seller Group and used prior to the Closing to operate the Business;

(m)all new and used inventory of equipment used or sold in the Business other than the Inventory;

(n)all equity interests of each member of the Seller Group; and

(o)all Affiliate Agreements; and

all Contracts listed on Exhibit A(p) (the “Excluded Contracts”).
Excluded Liabilities
The “Excluded Liabilities” shall consist of all Liabilities of each member of the Seller Group that are not Transferred Liabilities, including all Liabilities arising from (x) the Seller Group’s conduct or operations of the Business prior to Closing and (y) the conduct and operations of the business of the Seller Group (excluding the Business) whether arising before, on or after the Closing, and shall also include the following:

(a)all Liabilities related to the Excluded Assets;

(b)all Liabilities to the extent arising under or incurred under the Transferred Business Contracts and all outstanding purchase orders primarily relating to the Business prior to the Closing (including all accounts payable arising from the performance of such Contracts prior to the Closing);

(c)all Liabilities to the extent arising under or incurred under the Transferred Real Property Lease prior to the Closing;

(d)all Liabilities arising out of Transferred Personal Property or the Transferred IP solely to the extent such Liabilities arise out of or relate to the period on or prior to the Closing;

(e)all accounts payable and indebtedness of each member of the Seller Group;

(f)all costs and expenses incurred by any member of the Seller Group in connection with this Agreement or the transactions contemplated and/or related to the solicitation of any other potential buyers of Seller, the Business and/or the Transferred Assets or the consideration of strategic alternatives with respect thereto;

(g)all Liabilities arising from or relating to any Proceeding involving Seller, any of its Affiliates or any of their respective directors or officers relating to or arising from this Agreement, the Supply Agreement or the transactions contemplated hereby and thereby other than any Liability incurred directly by Purchaser for its own conduct or own defense in connection with any such Proceeding;

(h)all Excluded Employee-Related Liabilities;

(i)all Beckmann Liabilities;

(j)any Liabilities in respect of (i) Taxes (or the non-payment thereof) of Seller for any Tax period (other than, for the avoidance of doubt, any Taxes imposed with respect to any Transferred Asset for any taxable periods beginning after the Closing Date and the portion after the Closing Date for any taxable period that includes (but does not end on) the Closing Date), (ii) Taxes imposed with respect to the Business or any Transferred Asset for all taxable periods ending on or prior to the Closing Date and the portion through the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (iii) Taxes of an affiliated, consolidated, combined, or unitary group of which Seller (or any predecessor or Affiliate) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. Law), and (iv) Taxes of any Person imposed on Seller or in respect of the Business or any Transferred Asset as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing;

(k)all Liabilities arising from or relating to any Affiliate Agreement; and

(l)all Liabilities arising from or relating to any Intercompany Account.

Transferred Assets
The “Transferred Assets” shall consist of all of the following assets.

(a)the goodwill of the Business;

(b)all Transferred Personal Property;

(c)all Inventory;

(d)all IT Infrastructure listed on Exhibit C(d) (the “Transferred IT”);

(e) (i) all Trademarks of the Business, including without limitation (A) those trademarks and trade names set forth on Exhibit (C)(e)(i)(A) and (B) those domain names, URLs, IP addresses, IP address ranges and websites of the Business set forth on Exhibit C(e)(i)(B); (ii) all other Intellectual Property exclusively used in the Business; and (iii) the right to enforce all Intellectual Property in (i) and (ii) above and to obtain, establish, apply for, prosecute and register the same, (collectively, the “Transferred IP”), and all physical and tangible materials embodying the same (excluding any computers used to host any such websites, provided they are not otherwise included in the Transferred IT). For clarity, all Intellectual Property embedded or incorporated in the Seller Group Products and Services is excluded from the Transferred IP;

(f)all Contracts primarily relating to, or primarily used in, the Business (other than the real property leases and related vendor contracts relating to facilities of the Seller Group in the Territory (excepting the Transferred Real Property Lease), automobile leases, all assets relating to any Benefit Plan and Contracts relating to IT Infrastructure except to the extent a software license transfers with the transfer of a computer included in Transferred IT without the need to obtain the consent of the licensor or a new license), including (w) all Subscription Agreements and all accounts receivable arising from the performance of such Subscription Agreements from and after the Closing; (x) the Contracts set forth on Exhibit (C)(f), (y) the Business Portion of the Specified Shared Contracts, subject to Section 6.14 and (z) any Contracts entered into by the Business after the date hereof (1) with the prior written consent of Purchaser or (2) unless otherwise agreed to in writing by Purchaser, with counterparties (or their respective Affiliates) to the Contracts listed on Section 6.1(a)(iv) of the Disclosure Schedules (collectively, the “Transferred Business Contracts”), all outstanding purchase orders primarily relating to the Business and all accounts receivable arising from the performance of such Transferred Business Contracts and outstanding purchase orders from and after the Closing;

(g)(A) the Transferred Real Property Lease, together with (x) any security deposits and any prepaid rent, business rates, service charges, and insurance, in each case, relating thereto and any options to purchase in connection therewith and (y) the right, title or interest of Seller and the other Selling Entities, if any, in and to any fixtures, structures or improvements, appurtenant to such real property subject to the terms and conditions of the Transferred Real Property Lease and (B) any prepaid postal box charges in Germany;

(h)all (A) customer, distributor and vendor lists to the extent relating to the Business and (B) all marketing and advertising materials to the extent relating exclusively to the Business (clauses (A) and (B), collectively, the “Business Materials”);

(i)(A) all Transferred Books and Records; provided, that, subject to the Parties entering into a Data Sharing Agreement, each member of the Seller Group shall be entitled to retain and use one copy of any of the Transferred Books and Records solely to the extent necessary for the purposes specified in Section 6.5(c) and subject to the obligations specified therein. Seller acknowledges and agrees that for the purposes of applicable data protection and privacy Laws each member of the Seller Group shall be a controller (as defined by the GDPR) of Personal Data contained within such retained Books and Records and the Seller and each member of the Seller Group shall ensure any further processing of such Personal Data shall be undertaken at all time in accordance with applicable data protection and privacy Laws;

(j)all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, and all rights to obtain damages, refunds and rights of recoupment of any kind, in each case, relating to the Transferred Assets, accruing or arising at any time after the Closing Date, whether choate or inchoate, known or unknown, contingent or otherwise;

(k)any data (including Personal Data) relating to employees who are Transferred Employees to the extent (i) permitted by applicable Law and (ii) a consent has been obtained from each such Transferred Employee by Seller to provide copies of such data as they relate to each such Transferred Employee;
(l)all Prepaid Benefit Plan Premiums; and

(m)Except as expressly set forth above in this Exhibit C, all other rights, title and interests of each Selling Entity of the type not covered by the preceding clauses (a) to (k) in and to, as they exist as of the applicable Effective Time, all of the Assets that are primarily related to, used or held for use by such Selling Entity in connection with the Business of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, in each case, as of such Effective Time.

EXHIBIT D

Transferred Liabilities

The “Transferred Liabilities” shall consist of all of the following Liabilities solely to the extent such Liabilities arise out of or relate to the period following the Closing Date, and, notwithstanding the foregoing, shall exclude all Excluded Liabilities.

(a)all Liabilities to the extent arising under or relating to the Transferred Business Contracts (including the Subscription Agreements) and all outstanding purchase orders primarily relating to the Business;

(b)all Liabilities for ongoing services to customers of the Business from and after Closing under Subscription Agreements;

(c)all Liabilities for Seller Group product returns for customers in the Territory, whether such product was sold before or after Closing;

(d)all Liabilities to the extent arising under or relating to the Transferred Real Property Lease;

(e)all Assumed Employee-Related Liabilities;

(f)all Liabilities to the extent arising out of or relating to any Transferred IT, Transferred Personal Property or Transferred IP;

(g)all other Liabilities to the extent relating to, arising out of or otherwise in any way in respect of the Business or the conduct or operation of the Business and activities related thereto, or the ownership, use or operation of any Transferred Assets; and

all Liabilities with respect to price protection under the Transferred Business Contracts, whether arising before or after the Closing.